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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Bristol-Myers Squibb Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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March 19, 2014

NOTICE OF 2014 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 6, 2014 AT 10:00 A.M. BRISTOL-MYERS SQUIBB COMPANY 777 SCUDDERS MILL RD. PLAINSBORO NEW JERSEY	DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at our offices located in Plainsboro, New Jersey, on Tuesday, May 6, 2014, at 10:00 a.m.

These materials include the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be:

•

the election of directors;

•

the ratification of the appointment of an independent registered public accounting firm;

•

an advisory vote to approve the compensation of our named executive officers; and

•

the consideration of one stockholder proposal.

We will also review the status of the company's business at the meeting.

Last year, over 84% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear in the Proxy Statement. If you are receiving a hard copy of the proxy materials, you can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies.

Please follow the instructions in the Proxy Statement on how to attend the Annual Meeting. Admission to the Annual Meeting will be by ticket only. Please bring photo identification.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about BMS or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.

JAMES M. CORNELIUS	LAMBERTO ANDREOTTI
Chairman of the Board	Chief Executive Officer

345 Park Avenue
New York, New York 10154-0037

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

      Notice is hereby given that the 2014 Annual Meeting of Stockholders will be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on Tuesday, May 6, 2014, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

  •
  to elect to the Board of Directors the eleven persons nominated by the Board, each for a term of one year;

  •
  to ratify the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2014;

  •
  to conduct an advisory vote to approve the compensation of our named executive officers;

  •
  to consider one stockholder proposal, if presented at the meeting; and

  •
  to transact such other business as may properly come before the meeting or any adjournments thereof.

      Holders of record of our common and preferred stock at the close of business on March 14, 2014 will be entitled to vote at the meeting.

By Order of the Board of Directors

SANDRA LEUNG General Counsel and Corporate Secretary

Dated: March 19, 2014

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:
(1)	GO TO WWW.PROXYVOTE.COM and vote via the Internet;
(2)	CALL THE TOLL-FREE TELEPHONE NUMBER (800) 690-6903 (this call is toll-free in the United States); or
(3)	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.
If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

      This Proxy Statement is being delivered to all stockholders of record as of the close of business on March 14, 2014 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 6, 2014. We expect our proxy materials, including this Proxy Statement and the Annual Report, to be first made available to stockholders on or about March 19, 2014. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.

What is "Notice and Access" and how does it affect me?

      The U.S. Securities and Exchange Commission (SEC) has adopted a "Notice and Access" model which permits us to provide proxy materials to our stockholders electronically by posting the proxy materials on a publicly accessible website. Delivering proxy materials electronically will conserve natural resources and save us money by reducing printing and mailing costs. Accordingly, we have sent to most of our stockholders a "Notice of Internet Availability of Proxy Materials." This Notice provides instructions on how to access our proxy materials online and, if you prefer receiving a paper copy of the proxy materials, how you can request one. Employees and pension plan participants who have given consent to receive materials electronically received a link to access our proxy materials by email. We encourage all of our stockholders who currently receive paper copies of the proxy materials to elect to view future proxy materials electronically if they have Internet access. You can do so by following the instructions when you vote your shares online or, if you are a beneficial holder, by asking your bank, broker or other holder of record how to receive proxy materials electronically.

What is "householding" and how does it work?

      "Householding" is a procedure we adopted whereby stockholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the stockholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, or by calling us at (212) 546-3309.

      If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

Who can attend the Annual Meeting?

      Only stockholders of Bristol-Myers Squibb as of the record date, March 14, 2014, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. Our offices are wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification.

How do I receive an admission ticket?

      If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.

      If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

      We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?

      All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 14, 2014 will be entitled to vote at the 2014 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

      Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:

    (i)
    via Internet at www.proxyvote.com;

    (ii)
    by telephone at (800) 690-6903;

    (iii)
    by mail, if you received a paper copy of the proxy materials; or

    (iv)
    in person at the Annual Meeting.

      Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

      If you received a paper copy of the proxy materials and choose to vote by mail, specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

      If you wish to vote in person, you can vote your shares at the Annual Meeting.

How do I vote if I am a beneficial stockholder?

      If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a legal proxy issued in your name.

      Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers' shares in the brokers' discretion on the proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm.

      Under NYSE rules, the election of directors, the advisory vote to approve the compensation of our named executive officers and the approval of any stockholder proposals are considered "non-discretionary" items, which means that your broker cannot vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

      At the Annual Meeting, we will consider and act on the following items of business:

    (i)
    the election to the Board of Directors the eleven persons nominated by the Board, each for a term of one year;

    (ii)
    the ratification of the appointment of our independent registered public accounting firm;

    (iii)
    an advisory vote to approve the compensation of our named executive officers; and

    (iv)
    one stockholder proposal, if presented at the meeting.

      We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors' voting recommendations?

      For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 and FOR the advisory vote to approve the compensation of our named executive officers. The Board of Directors has decided not to take a position FOR or AGAINST the stockholder proposal on simple majority vote.

How will my shares be voted at the Annual Meeting?

      The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

      If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card. With respect to the shareholder proposal on simple majority vote, in the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted ABSTAIN.

How many votes are needed to elect the directors and to approve each of the proposals?

      Director Elections: A majority of votes cast with respect to each director's election at the meeting is required to elect each director. A majority of the votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director in order for the director to be elected. Abstentions will not be counted as votes cast for or against the director and broker non-votes will have no effect on this proposal.

      Ratification of our Auditors: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will be counted as votes against this proposal. As described above, a broker or other nominee may generally vote on routine matters such as this one, and therefore no broker non-votes are expected to exist in connection with this proposal.

      Advisory Vote: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the advisory vote to approve the compensation of our named executive officers. Because your vote is advisory, it will not be binding upon our Board of Directors. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

      Stockholder Proposal: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the stockholder proposal, if presented at the meeting. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

How are the votes counted?

      In accordance with the laws of Delaware, our Amended and Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes "FOR," "AGAINST" or "ABSTAIN" on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

      If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

    (i)
    by giving timely written notice of the revocation to the Corporate Secretary of Bristol-Myers Squibb;

    (ii)
    by casting a new vote by telephone or by the Internet; or

    (iii)
    by voting in person at the Annual Meeting.

      If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

      All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

      If you wish to give your proxy to someone other than the persons named as proxies in the enclosed form of proxy, you may do so by crossing out the names of all three persons named as proxies on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

      An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.

Is my vote confidential?

      Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

      We will pay all costs of preparing, assembling, printing and distributing the proxy materials as well as the solicitation of all proxies. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $18,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, electronically, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

 CORPORATE GOVERNANCE AND BOARD MATTERS

      Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. The Board is kept advised of company business through regular written reports and analyses and discussions with the CEO and other officers of Bristol-Myers Squibb, by reviewing materials provided to them and by participating in Board and Board Committee meetings.

      The Committee on Directors and Corporate Governance continually reviews corporate governance issues and is responsible for identifying and recommending the adoption of corporate governance initiatives. In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The Compensation Discussion and Analysis beginning on page 27 discusses many of these policies and procedures.

      Listed below are some of the significant corporate governance initiatives we have adopted:

Special Stockholder Meetings	•	Stockholders that hold 25% or more of our outstanding stock may call special meetings of stockholders.
Elimination of Supermajority Provisions	•	We amended our Amended and Restated Certificate of Incorporation to eliminate the sole supermajority provision applicable to common stockholders.
Director Elections	•	Our directors are annually elected by our stockholders.
	•	Our directors must receive a majority of the votes cast in uncontested elections to be elected.
•
We have a director resignation policy that requires a current director to tender his or her resignation to the Board if such director does not receive a majority of the votes cast. The Committee on Directors and Corporate Governance will recommend to the full Board whether to accept the resignation or whether to take other action.

Stockholder Rights Plans	•	We do not currently have a stockholder rights plan (poison pill).
	•	All stockholder rights plans must be approved by a minimum of two-thirds of the Board.
	•	All stockholder rights plans must expire one year after Board adoption unless approved by our stockholders.
Related Party Transactions	•
We have adopted related party transaction policies and procedures that require the Committee on Directors and Corporate Governance to review and approve related party transactions. These policies and procedures are described in greater detail beginning on page 19 of this Proxy Statement.

Political Activities	•	We semi-annually disclose on our website all political contributions to political committees, parties or candidates on both state and federal levels that are made by our company or our employee political action committee. We also disclose the amount of our dues or other payments made to trade associations to which we give $50,000 or more that can be attributed to lobbying expenditures.
	•	Our Committee on Directors and Corporate Governance provides oversight of our political activities and annually reviews our political contribution policy.
Director Retirement Policy	•
Non-employee directors, a director who is the Chief Executive Officer of the Company or a director who is a retired Chief Executive Officer of the Company must retire from the position of director at the Annual Meeting following attainment of age 75.
•
An employee who is a director of the Company (other than the Chief Executive Officer or a retired Chief Executive Officer) must retire from the position of director on the effective date of the director's retirement as an employee of the Company.

      The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. From time to time, our Board revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Our Corporate Governance Guidelines may be viewed on our website at www.bms.com/ourcompany/governance.

Board's Role in Strategic Planning and Risk Oversight

      Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and general business environment. Our Board has been instrumental in determining our strategy to further evolve our business model to become a leading specialty biopharmaceutical company. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by our Chief Executive Officer as part of the meeting. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the company. As stated in our Corporate Governance Guidelines, our Board is responsible for risk oversight as part of its fiduciary duty of care to effectively monitor business operations. Our Board administers its risk oversight function as a whole and through its Board Committees. For example, the Audit Committee regularly discusses with management our policies and guidelines regarding risk assessment and risk management, as well as our major risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, the Audit Committee participates in regular reviews of our process to assess and manage enterprise risk management, including those related to market/environmental, strategic, financial, operational, legal, compliance and reputational risks. In addition, each of the other standing Board committees (the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance, and the Science and Technology Committee), regularly meet to discuss their short-term and long-term objectives and to provide oversight for risks relating to the applicable committee's areas of responsibility.

 Director Independence

      It is the policy of our Board that a substantial majority of its members be independent from management, and the Board has adopted independence standards that meet the listing standards of the New York Stock Exchange. In accordance with our Corporate Governance Guidelines, our Board undertook its annual review of director independence. Our Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and Bristol-Myers Squibb and its subsidiaries, which are described more fully below. Following the review, our Board determined, by applying the independence standards contained in the Corporate Governance Guidelines, that each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none has a direct or indirect material relationship with our company, except for Lamberto Andreotti. Mr. Andreotti is not considered an independent director because he is currently employed by our company.

      In determining that each of Lewis B. Campbell, James M. Cornelius, Laurie H. Glimcher, M.D., Michael Grobstein, Alan J. Lacy, Thomas J. Lynch, Jr., M.D., Dinesh C. Paliwal, Vicki L. Sato, Ph.D., Gerald L. Storch and Togo D. West, Jr. is independent, the Board considered the following relationships which were deemed immaterial under our categorical standards (see Exhibit A):

  •
  Drs. Glimcher and Sato and Messrs. Paliwal and Storch are directors of companies that received payment from the company for property or services in an aggregate amount that did not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues. For each transaction, the Board determined that the director did not initiate or negotiate the transaction and that the transaction was entered into in the ordinary course of business.

  •
  Drs. Glimcher, Lynch and Sato, Mr. Grobstein and Secretary West, or one of their immediate family members, are employed by businesses or educational or medical institutions with which we engage in ordinary course business transactions. The directors did not initiate or negotiate any transaction with such institution and the payments made did not exceed the greater of $1 million or 2% of such institution's consolidated gross revenues.

  •
  Mr. Grobstein and Dr. Sato are directors of charitable or non-profit organizations to which the Bristol-Myers Squibb Foundation made charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of that organization's consolidated gross revenues.

      Additionally, in determining whether Mr. Cornelius and Mr. Grobstein meet the applicable independence standards, the Board considered certain payments made to, and certain payments received from, our former subsidiary Mead Johnson Nutrition Company. Mr. Cornelius serves as the non-executive chairman of the board of directors of Mead Johnson and Mr. Grobstein began serving as a member of the board in February 2014. The Board also considered payments we made to a private company where Mr. Cornelius serves in a non-paid board-advisory role and indirectly owns less than 2% of the company's common stock. In each case, we made payments to these companies that exceeded 2% of such company's consolidated gross revenue in at least one of the last three years. The Board determined that none of these relationships impairs Mr. Cornelius' or Mr. Grobstein's independence under the New York Stock Exchange's independence standards or otherwise.

Board Leadership Structure

      The company's governance documents provide the Board with flexibility to select the appropriate leadership structure for the company. They establish well-defined responsibilities with respect to the Chairman and Lead Independent Director roles, including the requirement that the Board have a Lead Independent Director if the Chairman is not an independent director. This information is set forth in more detail on our website at www.bms.com/ourcompany/governance.

      James M. Cornelius has served as our Non-Executive Chairman since his retirement as our CEO on May 4, 2010. For a three-year period after his retirement, Mr. Cornelius was not considered to be an independent director under the independence standards set forth in our Corporate Governance Guidelines (which meet the listing standards of the New York Stock Exchange) due to his prior service as Chief Executive Officer of the company. During that time, the Board determined that it was appropriate to maintain a Lead Independent Director and Lewis B. Campbell, the current Chair of the Committee on Directors and Corporate Governance, was annually selected by the Board to serve as the Lead Independent Director. As noted above, Mr. Cornelius is now independent. As such, the Board determined that a Lead Independent Director role was no longer necessary or required under our Guidelines, and Mr. Campbell stepped down from that role and continues to serve as an independent director. We continue to separate the positions of Chairman and CEO.

      In making these Board leadership structure determinations, the Board considered many factors, including the specific needs of the Board and the business, our Corporate Governance Guidelines and the best interests of our stockholders. The Board believes this structure will continue to provide an effective, high-functioning Board as well as appropriate safeguards and oversight. Our Board will continue to evaluate its leadership structure in light of changing circumstances and will evaluate the Board's leadership structure on at least an annual basis and make changes at such times as it deems appropriate.

Meetings of our Board

      Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2013, the Board of Directors met 7 times. The average aggregate attendance of directors at Board and committee meetings was over 94%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the period he or she served, except that Mr. Paliwal attended three of the five (60%) Board and Committee on Directors and Corporate Governance meetings held since he joined the Board on July 1, 2013. Both of the meetings Mr. Paliwal missed were held on the same day and Mr. Paliwal had informed the company prior to joining the Board that he would be unable to attend these meetings due to a previously scheduled commitment. In addition, our independent directors met six times during 2013 to discuss such topics as our independent directors determined, including the evaluation of the performance of our Chief Executive Officer. The Lead Independent Director's responsibilities include, among others, presiding at the meetings of independent directors and Mr. Campbell presided over these sessions while he served as our Lead Independent Director.

Annual Meeting of Stockholders

      Directors are strongly encouraged, but not required, to attend the Annual Meeting of Stockholders. All of the 2013 nominees for director attended our 2013 Annual Meeting of Stockholders except for Mr. Andreotti (who was attending to a family emergency) and Dr. Glimcher (who had a long-standing previous commitment).

Committees of our Board

      Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee, and Committee on Directors and Corporate Governance, which are composed entirely of independent directors. Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board has determined that Messrs. Grobstein, Lacy and Storch each qualify as an "audit committee financial expert" under the applicable SEC rules.

      Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at www.bms.com/ourcompany/governance. Each of these Board committees has the necessary resources and authority to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.

      On March 7, 2013, the Board established a Securities Issuance Committee to determine and approve the terms and provisions of securities issued by the company during the fourth quarter of 2013. The members of the Securities Issuance Committee were James M. Cornelius, Lamberto Andreotti and Lewis B. Campbell. The Securities Issuance Committee met once during 2013.

      The table below indicates the current members of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee, the primary responsibilities of each committee and the number of meetings held in 2013:

Committee	Current Members	Primary Responsibilities	No. of Meetings

Audit	Alan J. Lacy (Chair) Laurie H. Glimcher, M.D. Michael Grobstein Gerald L. Storch

•

overseeing and monitoring the quality of our accounting and auditing practices;

•

appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting;

•

assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and (iii) risk assessment and risk management policies and guidelines;

•

reviewing our disclosure controls and procedures, including internal controls, periodic filings with the SEC, earnings releases and earnings guidance;

•

producing the required Audit Committee Report for inclusion in our Proxy Statement; and

•

overseeing investigations into complaints concerning financial or accounting matters.

6

Compensation and Management Development	Togo D. West, Jr. (Chair) Lewis B. Campbell Michael Grobstein Vicki L. Sato, Ph.D. Gerald L. Storch

•

reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs;

•

annually reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO's performance in light of those goals and objectives and recommending for approval by at least three-fourths of our independent directors the CEO's compensation based on this evaluation;

•

reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management;

•

overseeing our management development programs, performance assessment of senior executives and succession planning;

7

Committee	Current Members	Primary Responsibilities	No. of Meetings

•

reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement;

•

establish and oversee our compensation recovery policy; and

•

reviewing incentive compensation programs to confirm incentive pay does not encourage unnecessary risk-taking.

Directors and Corporate Governance(1)	Lewis B. Campbell (Chair) Alan J. Lacy Dinesh C. Paliwal Togo D. West, Jr.

•

provide oversight of our corporate governance affairs and periodically review corporate governance practices and policies, including annually reviewing the Corporate Governance Guidelines and recommending any changes to the Board;

•

reviewing and recommending annually to our Board of Directors the compensation of non-employee directors;

•

considering questions of potential conflicts of interest of directors and senior management, including approving related party transactions;

•

evaluate and make recommendations to the Board concerning director independence;

•

defining specific categorical standards for director independence;

•

considering matters of corporate social and public responsibility and matters of significance in areas related to corporate public affairs and our employees and stockholders;

•

provide oversight of the company's political activities;

•

identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of stockholders; and

•

overseeing our Board's annual evaluation of its performance.

			5

Science and Technology(2)	Vicki L. Sato, Ph.D. (Chair) Laurie H. Glimcher, M.D. Thomas J. Lynch, Jr., M.D. Francis Cuss, MB BChir, FRCP(3)	• reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving long-term R&D objectives; • reviewing and advising our Board on our internal and external investments in science and technology; and • identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company.	4

(1)
Louis J. Freeh served as a member of the Committee on Directors and Corporate Governance until his retirement from the Board on March 7, 2013. Dinesh C. Paliwal was appointed to the Committee on Directors and Corporate Governance effective July 1, 2013.

(2)
R. Sanders Williams, M.D. and Elliott Sigal, M.D., Ph.D. served as members of our Science and Technology Committee until their retirements from the Board on May 7, 2013 and June 30, 2013, respectively. Lamberto Andreotti served as a member of the Science and Technology Committee until May 7, 2013. Thomas J. Lynch, Jr., M.D. was appointed to the Science and Technology Committee effective January 1, 2014.

(3)
Francis Cuss, MB BChir, FRCP, who was appointed to the Science and Technology Committee on July 1, 2013, serves as our Executive Vice President and Chief Scientific Officer but is not a member of our Board.

      Beginning on May 6, 2014, the members and chairs of the Board's four committees will be as follows:

Audit	Compensation and Management Development	Directors and Corporate Governance	Science and Technology
Alan J. Lacy (Chair) Laurie H. Glimcher, M.D. Michael Grobstein Dinesh C. Paliwal Gerald L. Storch	Togo D. West, Jr. (Chair) Lewis B. Campbell Michael Grobstein Vicki L. Sato, Ph.D. Gerald L. Storch	Lewis B. Campbell (Chair) Alan J. Lacy Thomas J. Lynch, Jr., M.D. Dinesh C. Paliwal Togo D. West, Jr.	Vicki L. Sato, Ph.D. (Chair) Laurie H. Glimcher, M.D. Thomas J. Lynch, Jr., M.D. Francis Cuss, MB BChir, FRCP

Compensation Committee Interlocks and Insider Participation

      There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2013.

Risk Assessment of Compensation Policies and Practices

      We annually conduct a worldwide review of our material compensation policies and practices. Based on this review, we have concluded that our material compensation policies and practices are not reasonably likely to have a material adverse effect on the company. On a global basis, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

  •
  a balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price;

  •
  multiple metrics in our incentive programs that balance top-line, bottom-line, cash management objectives and, newly added for 2014, pipeline performance;

  •
  linear payout curves and caps in our incentive program payout formulas;

  •
  reasonable goals and objectives in our incentive programs;

  •
  payouts modified based upon individual performance, inclusive of assessments against our BMS BioPharma Behaviors and the BMS Commitment;

  •
  the Compensation and Management Development Committee's ability to exercise downward discretion in determining incentive program payouts;

  •
  clawback and recoupment provisions and policies pertaining to annual incentive payouts and long-term incentive awards;

  •
  share ownership and retention guidelines applicable to our senior executives;

  •
  equity award policies that limit risk by not allowing for timing of equity award grants;

  •
  prohibition of speculative and hedging transactions by all employees;

  •
  all managers and executives worldwide participate in the same annual incentive program that pertains to our Named Executive Officers and that has been approved by the Compensation and Management Development Committee; and

  •
  mandatory training on our Standards of Business Conduct and Ethics and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Criteria for Board Membership

      Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board of Directors, including candidates recommended by stockholders in accordance with the procedures described below. Under these criteria, members of our Board should be persons with broad experience in areas important to the operation of our company such as business, science, medicine, finance/accounting, law, business strategy, crisis management, corporate governance, education or government and should possess qualities reflecting integrity, independence, leadership, good business judgment, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. The Board believes that its membership should continue to reflect a diversity of gender, race and ethnicity.

Identification and Selection of Nominees for our Board

      The Committee on Directors and Corporate Governance periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee on Directors and Corporate Governance considers candidates for Board membership. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, stockholders or others. The Chair of the Committee on Directors and Corporate Governance, in consultation with the Chairman, conducts an initial evaluation of the prospective nominees against the established Board membership criteria discussed above. The Committee reviews the skills of the current directors and compares them to the particular skills of potential candidates, keeping in mind its commitment to maintain a Board with members of diverse experience and background. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the Chair of the Committee on Directors and Corporate Governance, the Chairman, the Lead Independent Director and other directors, as applicable. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate. Mr. Paliwal and Dr. Lynch, who joined the Board on July 1, 2013 and January 1, 2014 respectively, were initially identified as potential candidates for election to our Board by a third-party search firm retained by the Committee on Directors and Corporate Governance.

Stockholder Nominations for Director

      The Committee on Directors and Corporate Governance considers and evaluates stockholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Stockholder recommendations must be accompanied by disclosure including written information about the recommended nominee's business experience and background with consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the required documents to the principal executive offices of the company addressed to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary.

ITEM 1—ELECTION OF DIRECTORS

      Our Board of Directors has nominated eleven current directors, Lamberto Andreotti, Lewis B. Campbell, James M. Cornelius, Laurie H. Glimcher, M.D., Michael Grobstein, Alan J. Lacy, Thomas J. Lynch, Jr., M.D., Dinesh C. Paliwal, Vicki L. Sato, Ph.D., Gerald L. Storch and Togo D. West, Jr., to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2015 Annual Meeting.

      A majority of the votes cast is required to elect directors. Any current director who does not receive a majority of votes cast must tender his or her resignation as a director within 10 business days after the certification of the stockholder vote. The Committee on Directors and Corporate Governance, without participation by any director tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director tendering his or her resignation, will act on the Committee's recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the stockholder vote. We will promptly disclose the Board's decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the SEC on Form 8-K. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

      Listed below is certain biographical information of each of the nominees for election including his or her principal occupation, current directorships and directorships held during the past 5 years of public companies and registered investment advisors and other business affiliations. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that each nominee is well-qualified to serve as a member of our Board of Directors.

Information on Nominees for Directors

Director since 2009

LAMBERTO ANDREOTTI

Mr. Andreotti, age 63, has been our Chief Executive Officer since May 2010. He was our President and Chief Operating Officer from March 2009 to May 2010. From March 2008 to March 2009, Mr. Andreotti served as Executive Vice President and Chief Operating Officer of BMS. From May 2007 until March 2008, he served as Executive Vice President of BMS and Chief Operating Officer of Worldwide Pharmaceuticals, a division of BMS. Mr. Andreotti served as Executive Vice President of BMS and President of Worldwide Pharmaceuticals from 2005-2007 and as Senior Vice President and International President of Worldwide Pharmaceuticals from 2002-2005. He is a member of Pharmaceutical Research and Manufacturers of America and The Business Council.

With his 16 years experience at BMS, both in the U.S. and internationally, and his prior experience at KABI Pharmacia and Pharmacia & Upjohn, Mr. Andreotti brings to our Board in-depth knowledge of our company and the biopharmaceutical industry. In his role as our Chief Operating Officer, Mr. Andreotti gained critical insights into managing a global business in a complex and dynamic environment.

Mr. Andreotti is a Director of E. I. du Pont de Nemours and Company. During the last 5 years, Mr. Andreotti was Vice Chairman of the Board of Directors of Mead Johnson Nutrition Company.

Director since 1998

LEWIS B. CAMPBELL

Mr. Campbell, age 66, served as the Executive Chairman and Interim Chief Executive Officer of Navistar International Corporation, a leading manufacturer of commercial trucks, buses, RVs, defense vehicles and engines, from August 2012 to April 2013. Prior to that, Mr. Campbell served as Non-Executive Chairman of Textron Inc. from December 2009 to August 2010 and served as Chairman and Chief Executive Officer of Textron from February 1999 through November 2009 when he retired as Chief Executive Officer. Mr. Campbell is a member of The Business Council. Mr. Campbell served as our Lead Independent Director from February 2008 through March 2014.

Mr. Campbell is a demonstrated leader with keen business understanding. With his executive level experience at Textron and Navistar, Mr. Campbell is uniquely positioned to help guide the company as we continue to build a strong foundation for success as a biopharmaceutical company. Furthermore, his first-hand knowledge of the many issues facing public companies and his current and past service as a member of each of our independent Board Committees position him well to serve as the Chair of the Committee on Directors and Corporate Governance.

Mr. Campbell is on the Board of Directors of Sensata Technologies Holding N.V. and the Board of Trustees of Noblis, Inc. During the last 5 years, Mr. Campbell was the Chairman of the Board of Directors of Textron Inc. and the Executive Chairman of the Board of Navistar International Corporation.

Director since 2005

JAMES M. CORNELIUS

Mr. Cornelius, age 70, has been our Non-Executive Chairman since May 2010. He served as our Chairman and Chief Executive Officer from February 2008 to May 2010 and served as our Chief Executive Officer from September 2006 to February 2008. From November 2005 through April 2006, Mr. Cornelius served as the Chairman of the Board and Chief Executive Officer (interim) of Guidant Corporation, a U.S. cardiac and vascular medical device company. He served as Guidant's Non-Executive Chairman of the Board from 2000 until 2005.

Mr. Cornelius has been the principal strategist in the company's transition into a next generation biopharmaceutical company. His extensive understanding of the complex operational, regulatory and financial issues facing pharmaceutical companies and general industry gained while serving in key leadership roles at Eli Lilly and Co. and Guidant Corporation and on the boards of other companies positions Mr. Cornelius well to serve as the Non-Executive Chairman of our Board of Directors.

Mr. Cornelius is the Non-Executive Chairman of the Board of Directors of Mead Johnson Nutrition Company. During the last 5 years, Mr. Cornelius was Vice Chairman of the Board of SpringBoard Medical Innovations, LLC and a Director of DirecTV Group and Given Imaging Ltd.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Dr. Glimcher, age 62, has served as the Stephen and Suzanne Weiss Dean of Weill Cornell Medical College and the Cornell University Provost for Medical Affairs since January 2012. She had been the Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School from 1990 to December 2011. She is a Fellow of the American Academy of Arts and Sciences, a member of the National Academy of Sciences USA, and a member of the Institutes of Medicine of the National Academy of Sciences. She is also a member and past President of the American Association of Immunologists. She was elected to the American Society of Clinical Investigation, the American Association of Physicians and the American Association for the Advancement of Science.

Dr. Glimcher serves on the Memorial Sloan-Kettering Cancer Center Board of Overseers and on the Scientific Advisory Boards of Health Care Ventures, Inc., Nodality Inc., Abpro, Inc., and American Asthma Foundation.

Dr. Glimcher is an internationally known immunologist and physician who brings a unique perspective to our Board on a variety of healthcare related issues. Her expertise in the immunology area and her extensive experience in the medical field position her well to serve as a member of our Science and Technology Committee. Additionally, her experience as the Dean of a major medical school positions her well to serve as a member of our Audit Committee.

Dr. Glimcher is a Director of Waters Corporation.

Director since 2007

MICHAEL GROBSTEIN

Mr. Grobstein, age 71, is a retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He serves on the Board of Trustees and Executive Committee and is the Treasurer of the Central Park Conservancy. He also serves on the Board of Directors of the Peer Health Exchange, Inc.

With over 30 years experience at a major auditing firm, Mr. Grobstein has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes. Mr. Grobstein's depth and breadth of financial expertise and his experience handling complex financial issues position him well to serve as a member of our Audit and Compensation and Management Development Committees.

Mr. Grobstein is a Director of Mead Johnson Nutrition Company. During the last five years, Mr. Grobstein was a Director of Given Imaging Ltd.

Director since 2008

ALAN J. LACY

Mr. Lacy, age 60, has been a Senior Advisor to Oak Hill Capital Partners, L.P., a private equity investment firm, since 2007. From 1994 to 2006, he was employed by Sears, Roebuck and Co., a large retail company, and following its acquisition, Sears Holdings Corporation, a large broadline retailer. Mr. Lacy held executive level positions of increasing responsibility in finance and operations, including his service as Chief Executive Officer and Chairman of the Board from 2000 to 2005. He also served as Vice Chairman of Sears Holdings Corporation from 2005 to 2006. He is Trustee and former Chairman of the National Parks Conservation Association.

Mr. Lacy is a highly respected business leader with a proven record of accomplishment. He brings to the Board extensive business understanding and demonstrated management expertise having served in key leadership positions at Sears Holdings Corporation, including Chief Executive Officer. In addition, his experience as a senior financial officer of three large public companies provides him with a comprehensive understanding of the complex financial, legal and corporate governance issues facing large companies and positions him well to serve as Chair of our Audit Committee and a member of our Committee on Directors and Corporate Governance.

Mr. Lacy is a Director of The Hillman Companies, Inc., Dave & Buster's, Inc. and Earth Fare Inc. He is also a Trustee of Fidelity Funds. During the last 5 years, he was a Director of The Western Union Company.

Director since 2014

THOMAS J. LYNCH, JR., M.D.

Dr. Lynch, age 53, has served as the Director of Yale Cancer Center and has been the Richard and Jonathan Sackler Professor of Internal Medicine, Yale Cancer Center, Yale School of Medicine since 2009. He has also served as the Physician-in-Chief of Smilow Cancer Hospital, Yale-New Haven since 2009. Prior to 2009, he served as Professor of Medicine at Harvard Medical School and Chief of Hematology/Oncology at Massachusetts General Hospital. Dr. Lynch is a member of the American Association for Cancer Research, the American Society of Clinical Oncology, and the International Association for the Study of Lung Cancer. He also serves as a Director on the boards of the Kenneth B. Schwartz Center for Compassionate Healthcare and the Pearlpoint Foundation and is a member of the Scientific Advisory Board of Arvinas, Inc.

Dr. Lynch is an internationally recognized oncologist known for his leadership in the treatment of lung cancer with a special interest in personalized medicine. His experience as a practicing physician, administrator and clinical researcher position him well to serve as a member of our Science and Technology Committee.

During the last 5 years, Dr. Lynch was a Director of Infinity Pharmaceuticals, Inc.

Director since 2013

DINESH C. PALIWAL

Mr. Paliwal, age 56, has served as Executive Chairman, President and Chief Executive Officer of Harman International Industries, Inc., a company that designs, manufactures and markets a wide range of audio and information solutions for the automotive, consumer and professional market, since July 2008. Mr. Paliwal has served as President and Chief Executive Officer of Harman since July 2007. Prior to joining Harman, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd., a provider of industrial automation, power transmission systems and services, from January 2001 until June 2007. Mr. Paliwal also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and Chief Executive Officer of ABB North America from January 2004 until June 2007, and as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005. Mr. Paliwal is a member of the CEO Business Roundtable.

Mr. Paliwal brings to the Board extensive leadership, business and governance experience having served as a public company chief executive officer and a senior executive officer of various divisions of a multinational corporation. His engineering and financial background, together with his worldwide experience, particularly in emerging markets, provide him with a heightened understanding of the complex issues which arise in the global marketplace. In addition, Mr. Paliwal's service on the nominating and governance committee of another public company positions him well to serve as a member of our Committee on Directors and Corporate Governance.

During the last 5 years, he was a Director of ADT Corporation and Tyco International, Ltd.

Director since 2006

VICKI L. SATO, PH.D.

Dr. Sato, age 65, has been a professor of management practice at the Harvard Business School and professor of the practice of molecular and cell biology at Harvard University since July 2005. In 2005, Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development, and Chair of the Scientific Advisory Board at Vertex before being named President in 2000.

Dr. Sato's extensive and distinctive experience in business, academia and science over more than 25 years brings to the Board a valuable perspective on the biotech industry. Dr. Sato has a strong background in research and development positioning her well to serve as Chair of our Science and Technology Committee. Her experience serving on the compensation committees of other healthcare companies makes Dr. Sato a well-qualified member of our Compensation and Management Development Committee.

Dr. Sato is a Director of PerkinElmer Corporation, Galapagos NV and BorgWarner, Inc. During the last 5 years, she was a Director of Alnylam Pharmaceuticals, Inc. and Infinity Pharmaceuticals, Inc.

Director since 2012

GERALD L. STORCH

Mr. Storch, age 57, has served as Chairman and Chief Executive Officer of Storch Advisors since November 2013. He served as Chairman of Toys"R"Us, Inc. from February 2006 to November 2013 and Chief Executive Officer of Toys"R"Us from February 2006 to May 2013. Prior to joining Toys"R"Us, Mr. Storch served as Vice Chairman of Target Corporation. He joined Target in 1993 as Senior Vice President of Strategy and served in roles of increasing seniority over the next 12 years. Prior to joining Target, Mr. Storch was a partner at McKinsey & Company. He is a director of Fanatics, Inc.

A retail veteran with more than 20 years of experience, Mr. Storch provides the Board with valuable business, leadership and management insight, including expertise leading an organization with global operations, giving him a keen understanding of the issues facing a multinational business. These qualities make him a valued member of our Audit Committee. Additionally, his prior service on the compensation committee of another public company positions him well to serve as a member of our Compensation and Management Development Committee.

Mr. Storch is the Non-Executive Chairman of the Board of Directors of Supervalu, Inc.

Director since 2008

TOGO D. WEST, JR.

Secretary West, age 71, has been Chairman of TLI Leadership Group, a strategic consulting firm since 2006 and Chairman of Noblis,  Inc., a nonprofit science and technology company since 2001. From 2004 to 2006, Secretary West was the Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution. He served as Of Counsel to the Washington, D.C. based law firm of Covington & Burling from 2000 to 2004. Secretary West served as U.S. Secretary of Veterans Affairs from 1998 to 2000 and as U.S. Secretary of the Army from 1993 to 1997.

Secretary West's legal, business and government experience provides the Board with a unique perspective of the issues facing our company. In his position as Secretary of Veterans Affairs, he was a member of the President's Cabinet, and oversaw the largest healthcare system in the country; and as Secretary of the Army, he was responsible for all Army activities, including the extensive system of Army medical centers around the world. In 2007, Secretary West was asked to co-chair the review of the delivery of healthcare at Walter Reed Army Medical Center and the National Naval Medical Center at Bethesda. With his keen understanding of the need to attract and retain talented employees and the public policy issues facing the healthcare industry, Secretary West is positioned well to serve as Chair of our Compensation and Management Development Committee and as a member of our Committee on Directors and Corporate Governance.

Secretary West is a Director of FuelCell Energy, Inc. and Krispy Kreme Doughnuts, Inc. During the last 5 years, he was a Director of AbitibiBowater Inc.

Communications with our Board of Directors

      The Committee on Directors and Corporate Governance has created a process by which an interested party may communicate directly with our non-management directors. Any interested party wishing to contact our non-management directors may do so in writing by sending a letter c/o Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, NY 10154.

      Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. Our Corporate Secretary reviews all correspondence and periodically forwards to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of our Board or its committees, or that our Corporate Secretary otherwise determines requires Board attention. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Codes of Conduct

      Our Board of Directors has adopted the Standards of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Standards of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units. Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues. The Standards of Business Conduct and Ethics, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com/ourcompany/governance. We will post any substantive amendments to, or waivers from, applicable provisions of our Standards of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers, and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/ourcompany/governance within two days following the date of such amendment or waiver.

      Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

      The Board has adopted written policies and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an "interested transaction") in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10 percent beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

  •
  Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction will be disclosed to the Committee on Directors and Corporate Governance.

  •
  The Committee on Directors and Corporate Governance will review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party's interest in the transaction.

  •
  If it is impractical or undesirable to wait until a Committee meeting to complete an interested transaction, the Chair of the Committee in consultation with the General Counsel may review and approve the transaction, which approval must be ratified by the Committee at its next meeting.

  •
  In the event the company becomes aware of an interested transaction that has not been approved, the Committee will evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Committee deems appropriate under the circumstances.

  •
  No director will participate in any discussion or approval of the interested transaction for which he or she is a related party, except that the director will provide all material information concerning the interested transaction to the Committee.

  •
  If an interested transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party and will review and assess such ongoing relationships on at least an annual basis.

  •
  Certain types of interested transactions are deemed to be pre-approved or ratified by the Committee, as applicable, even if the amount involved will exceed $120,000, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

      As disclosed in our proxy statements for our 2012 and 2013 Annual Meetings, the Chair of our Committee on Directors and Corporate Governance, in consultation with the General Counsel, approved the following related party transaction in 2011 with our former director R. Sanders Williams, M.D., which approval was subsequently ratified by the Committee in 2012 (with Dr. Williams recusing himself from that portion of the meeting), in accordance with our policy and Bylaws:

  •
  In December 2011, we entered into a research collaboration agreement with The J. David Gladstone Institutes, an independent and nonprofit biomedical-research organization dedicated to accelerating the pace of scientific discovery and innovation to prevent illness and cure patients suffering from cardiovascular disease, neurological disease or viral infections. Dr. Williams is Gladstone's President and Robert W. and Linda L. Mahley Distinguished Professor. We paid Gladstone approximately $2.67 million in December 2011, $2.3 million in 2012 and $1.9 million in 2013 to fund specific research projects to identify and validate novel targets in Alzheimer's disease. Dr. Williams did not participate in these projects while he was a member of our Board. The agreement was negotiated on an arm's length basis and Dr. Williams was not involved in the decision-making process of either party to the transaction nor was he involved in any communications between the company and Gladstone.

      Additionally, as disclosed in our proxy statement for our 2013 Annual Meeting, the following related party transaction with our former director Louis J. Freeh was deemed to be pre-approved in accordance with our policy and Bylaws:

  •
  On September 1, 2012, Mr. Freeh became a partner of the law firm Pepper Hamilton LLP and the firm acquired Mr. Freeh's investigative company, Freeh Group International Solutions, LLC, of which he continued to serve as Chairman. At that time, the law firm provided legal services to BMS and continues to provide legal services to BMS. We paid approximately $1.7 million to

    Pepper Hamilton in 2012 and approximately $5.5 million in 2013. Mr. Freeh did not initiate or negotiate the services provided by Pepper Hamilton and the relationship with Pepper Hamilton was entered into in the ordinary course of business prior to Mr. Freeh becoming a partner of the firm. In February 2013, Mr. Freeh was named Chair of Pepper Hamilton.

Availability of Corporate Governance Documents

      Our Corporate Governance Guidelines (including the standards of director independence), Standards of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters and links to Reports of Insider Transactions are available on our corporate governance webpage at www.bms.com/ourcompany/governance and are available to any interested party who requests them by writing to: Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Compensation of Directors

2013 Director Compensation Program

      We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance annually reviews our directors' compensation practices and compares them against the practices of the companies in our peer group. The Committee submits its recommendations for director compensation to the full Board for approval. Our employee directors do not receive any additional compensation for serving as directors.

      In 2012, management engaged an outside consultant, Frederic W. Cook & Co., Inc. (FWC), to review market data and competitive information on director compensation. Consistent with our desire to attract and retain highly skilled and experienced directors, the Committee on Directors and Corporate Governance, in consultation with FWC, determined that it was appropriate to target director compensation at the median of the companies in our peer group for 2013. The following companies were in our peer group: Abbott Laboratories (prior to AbbVie Inc. separation), Amgen Inc., Biogen Idec Inc., Eli Lilly & Co., Gilead Sciences Inc., Johnson & Johnson, Merck & Co. and Pfizer, Inc. As further described below, our director compensation program in 2013 was positioned at the median. The Committee believes the total compensation package for directors we offered in 2013 was reasonable, and appropriately aligned the interests of directors to stockholders by ensuring directors have a proprietary stake in our company.

      The components of our standard non-management directors' compensation for 2013 were as follows:

  Cash Compensation

      In 2013, our non-management directors were entitled to receive the following cash compensation:

  •
  Annual cash retainer of $90,000;

  •
  Annual Committee Chair cash retainer of $25,000 for each of the Chairs of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee;

  •
  Annual Committee membership cash retainer of $15,000 for each director serving as a member (but not Chair) of the Audit, Compensation and Management Development, and Science and Technology Committees; and

  •
  Annual Committee membership cash retainer of $7,500 for each director serving as a member (but not Chair) of the Committee on Directors and Corporate Governance.

      In addition, the Lead Independent Director received an annual cash retainer of $30,000.

  Deferral Program

      A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company's 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the year preceding the calendar year in which the compensation is earned. Deferred funds may be credited to one or more of the following funds: a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company's invested cash or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

  Equity Compensation

      On February 1, 2013, all non-management directors serving on the Board at that time received an annual award of deferred common share units valued at $160,000 under the 1987 Deferred Compensation Plan for Non-Employee Directors. These deferred common share units are non-forfeitable at grant and are settleable solely in shares of company common stock. A new member of the Board who is eligible to participate in the Plan receives, on the date the Director joins the Board, a pro-rata number of deferred common share units based on the number of share units payable to participants as of the prior February 1.

  Share Retention Requirements

      All non-management directors are required to acquire at least $300,000 worth of BMS shares and/or share units within three years of joining the Board and to maintain this ownership level throughout their service as a director. We require that at least 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained our share retention requirements.

  Charitable Contribution Programs

      Each director who joined the Board prior to December 2009 participates in our Directors' Charitable Contribution Program. Upon the death of a director, we will donate up to an aggregate of $500,000 to up to five qualifying charitable organizations designated by the director. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to us. In December 2009, the Board eliminated the Charitable Contributions Program for all new directors.

      Also, each director was able to participate in our company-wide matching gift program in 2013. We matched dollar for dollar a director's contribution to qualified charitable and educational organizations up to $30,000. This benefit was also available to all company employees. In 2013, each of the following directors participated in our matching gift programs as indicated in the Director Compensation Table below: Messrs. Campbell, Cornelius, Freeh, Grobstein, Lacy and West and Dr. Williams.

  Compensation of the Non-Executive Chairman

      On May 4, 2010, Mr. Cornelius retired as our CEO and became our Non-Executive Chairman of the Board. As Non-Executive Chairman, Mr. Cornelius has significantly greater responsibilities than other directors, including chairing the Office of the Chairman to meet on a regular basis with the CEO on the most critical strategic issues and transactions, serving as a liaison between the CEO and the independent directors, frequently discussing the strategy and direction of the company with senior management, and serving as a non-voting member, ex-officio, of the Audit Committee, Committee on Directors and Corporate Governance and the Compensation and Management Development Committee. In addition to the standard Board compensation that all non-employee directors receive, Mr. Cornelius receives an annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% is paid in cash and 50% in shares of company common stock.

2014 Director Compensation

      In December 2013, the Committee on Directors and Corporate Governance engaged FWC to review market data and prepare analyses that compared our director compensation program against our peer group. The companies in this peer group are the same as the companies in the primary peer group that will be used for evaluating 2014 executive compensation and are listed on page 32. Our director compensation program in 2013 was positioned at the median for the executive compensation peer group. Based on this analysis and FWC's recommendation in January 2014 that no changes need to be made to the compensation program for our non-employee directors in 2014, the Committee determined that no changes were necessary at that time.

  Director Compensation Table

      The following table sets forth information regarding the compensation earned by our non-employee directors in 2013. Dr. Lynch, who joined our board on January 1, 2014, did not receive any compensation for 2013.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
L. B. Campbell	$160,000	$160,000	$0	$30,000	$350,000
J. M. Cornelius(5)	$190,000	$260,000	$0	$30,000	$480,000
L. J. Freeh(6)	$17,823	$160,000	$0	$30,000	$207,823
L. H. Glimcher, M.D.	$120,000	$160,000	$0	$0	$280,000
M. Grobstein	$120,000	$160,000	$0	$30,000	$310,000
A. J. Lacy	$122,500	$160,000	$0	$30,000	$312,500
D. C. Paliwal(7)	$48,750	$93,336	$0	$0	$142,086
V. L. Sato, Ph.D.	$130,000	$160,000	$0	$0	$290,000
G. L. Storch	$120,000	$160,000	$0	$0	$280,000
T. D. West, Jr.	$122,500	$160,000	$0	$15,000	$297,500
R. S. Williams, M.D.(8)	$36,753	$160,000	$0	$30,000	$226,753

(1)
Includes the annual retainer, committee chair retainers and committee membership retainers. All or a portion of the cash compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors listed in the below table deferred the following amounts in 2013, which amounts are included in the figures above:

Name	Dollar Amount Deferred	Percentage of Deferred Amount Allocated to U.S. Treasury Bill Fund	Percentage of Deferred Amount Allocated to Deferred Share Units	Number of Deferred Share Units Acquired
L. H. Glimcher, M.D.	$120,000	100%	0%	0
M. Grobstein	$60,000	0%	100%	1,303
D. C. Paliwal	$48,750	0%	50%	989
G. L. Storch	$120,000	0%	100%	2,606
(2)
Represents aggregate grant date fair value under FASB ASC Topic 718 of deferred share unit and common stock awards granted during 2013. On February 1, 2013, each of the non-management directors then serving as a director received a grant of 4,364 deferred share units valued at $160,000 based on the fair market value on the day of grant of $36.66. Mr. Paliwal received a grant of 2,070 deferred share units valued at $93,336 based on the fair market value on the day of grant of $45.09 in connection with his appointment to the Board. The grant was pro-rated for partial-year service. The aggregate number of deferred share units held by each of these directors as of December 31, 2013 is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

Name	# of Deferred Share Units
L. B. Campbell	32,188
J. M. Cornelius	24,148
L. H. Glimcher, M.D.	74,917
M. Grobstein	46,804
A. J. Lacy	37,338
D. C. Paliwal	3,076
V. L. Sato, Ph.D.	39,411
G. L. Storch	15,042
T. D. West, Jr.	34,936
R. S. Williams, M.D.	47,283
(3)
There have been no stock options granted to directors since 2006. The aggregate number of all stock options held by our directors as of December 31, 2013 is set forth below.

Name	# of Stock Options
L. B. Campbell	5,000
(4)
Amounts include company matches of charitable contributions under our matching gift program. On occasion, family members or business associates accompanied Mr. Cornelius when traveling on the company's NetJets account for business travel. Mr. Cornelius paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Mr. Cornelius for taxes he paid.

(5)
In addition to the standard Board compensation that all non-management directors received, Mr. Cornelius received an annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% was paid in cash and 50% was paid in shares of company stock. Shares of company stock were paid out as follows based on the fair market value of the company's common stock on the award date:

Award Date	Value	Fair Market Value	Shares of Common Stock Acquired
3/31/2013	$25,000	$41.19	606
6/30/2013	$25,000	$44.69	559
9/30/2013	$25,000	$46.28	540
12/31/2013	$25,000	$53.15	470
(6)
Mr. Freeh retired from the Board on March 7, 2013. Mr. Freeh elected to have his deferred share units paid out in a lump sum. Deferred share units are converted into common stock on a one-for-one basis under the 1987 Deferred Compensation Plan for Non-Employee Directors. As a result, on May 23, 2013, Mr. Freeh was issued 41,020 shares of common stock with a fair market value of $1,909,481 on that date.

(7)
Mr. Paliwal joined the Board as of July 1, 2013.

(8)
Dr. Williams retired from the Board on May 7, 2013. Dr. Williams elected to have his deferred share units paid out over time. Deferred share units are converted into common stock on a one-for-one basis under the 1987 Deferred Compensation Plan for Non-Employee Directors. As a result, on July 6, 2013, the first payment of 2,182 shares of common stock was due to Dr. Williams with a fair market value of $96,400.76 on that date.

VOTING SECURITIES AND PRINCIPAL HOLDERS

      At the close of business on March 14, 2014, there were 1,656,972,493 shares of $0.10 par value common stock and 4,342 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

      The following table sets forth, as of March 12, 2014, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

	Bristol-Myers Squibb Company
Name	Total Common Shares Owned(1)	Common Shares Underlying Options or Stock Units(2)	Common Shares Underlying Deferred Share Units(3)
L. Andreotti	2,099,304	1,450,825	0
C. Bancroft	277,127	112,942	0
G. Caforio, M.D.	138,026	70,580	0
L. B. Campbell	42,725	5,000	35,615
B. Cazala(4)	254,965	0	0
J. M. Cornelius	1,335,908	1,035,000	27,515
F. Cuss, MB BChir, FRCP	416,123	177,677	0
L. H. Glimcher, M.D.	78,655	0	78,655
M. Grobstein	53,720	0	50,337
A. J. Lacy	43,107	0	40,802
S. Leung	838,262	572,135	0
T. J. Lynch, Jr, M.D.	3,447	0	3,447
D. C. Paliwal	6,290	0	6,290
V. L. Sato, Ph.D.	42,890	0	42,890
E. Sigal, M.D., Ph.D.(5)	231,263	101,478	0
G. L. Storch	18,344	0	18,344
T. D. West, Jr.	38,382	0	38,382
All Directors and Executive Officers as a Group(6)	6,638,300	3,867,738	342,278

(1)
Consists of direct and indirect ownership of shares, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days, restricted stock units that vest within 60 days, the target number of market share units that vest within 60 days and deferred share units.

(2)
Consists of shares underlying stock options that are currently exercisable or that will become exercisable within 60 days, restricted stock units that vest within 60 days and the target number of market share units that vest within 60 days. None of these shares have any voting rights.

(3)
Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.

(4)
Ms. Cazala ceased serving as Executive Vice President, Commercial Operations in charge of Global Commercialization, Europe and China, on November 13, 2013.

(5)
Dr. Sigal retired from the company on June 30, 2013.

(6)
Includes 26 individuals.

 Principal Holders of Voting Securities

      The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of our common stock. There are no beneficial owners of more than 5 percent of the outstanding shares of our preferred stock.

Name	Number of Shares Beneficially Owned		Percent of Class
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	108,984,410	(1)	6.6%	(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	105,137,363	(2)	6.4%	(2)

(1)
This information is based on the Schedule 13G/A filed by Capital World Investors, a division of Capital Research and Management Company, with the SEC on February 13, 2014 reporting beneficial ownership as of December 31, 2013. The reporting person has sole voting and dispositive power with respect to all 108,984,410 shares.

(2)
This information is based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2014 reporting beneficial ownership as of December 31, 2013. The reporting person has sole voting power with respect to 86,977,298 shares, sole dispositive power with respect to 105,137,363 shares and shared voting and dispositive power with respect to 38,751 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC. To the best of our knowledge, during 2013 all applicable Section 16(a) filing requirements were met.

Policy on Pledging

      Our insider trading policy prohibits all employees, including directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Corporate Secretary when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. None of our directors or executive officers (including our NEOs) has pledged shares of our stock as collateral for a loan or holds shares of our stock in a margin account.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

INTRODUCTION

      This Compensation Discussion and Analysis (CD&A) is intended to explain to our stockholders how our compensation program is designed and how it operates with respect to our Named Executive Officers (our current CEO, CFO, the three other most highly paid executives of our company and two of our former executives). Elliott Sigal, M.D., Ph.D., our former Executive Vice President and Chief Scientific Officer, retired from the company effective June 30, 2013. On November 13, 2013, Beatrice Cazala ceased serving as Executive Vice President, Commercial Operations in charge of Global Commercialization, Europe and China. As previously announced, Ms. Cazala will be departing from the company on June 9, 2014.

      Our CD&A first describes our executive compensation philosophy and how we design our compensation program, with a discussion focusing on the main components of our compensation program. We then detail the process for, and analyze the determination by the Compensation and Management Development Committee (Committee) of, the resultant compensation of our Named Executive Officers. Finally, we discuss 2014 changes to our compensation program, outline other benefits we provide to our Named Executive Officers and describe several of our key executive compensation policies.

EXECUTIVE SUMMARY

Highlights of our Executive Compensation Program

  •
  Our 3-year and 5-year total shareholder return for the year ended December 31, 2013 exceeded that of our peer group average and the S&P 500 Index

  •
  Our annual and long-term incentives are 100% performance-based

  •
  A significant portion of an executive's compensation is variable and at risk and tied to the creation of stockholder value

  •
  We have robust share ownership and share retention guidelines and we prohibit speculative and hedging transactions

  •
  Our program is reviewed periodically to ensure that we continue to appropriately include features that mitigate risk while balancing the need to incentivize sustainable results

  •
  Our program is designed to support and enhance both company performance and our evolving strategy

  •
  Our compensation program is subject to recoupment and clawback policies

  •
  We generally do not provide executive perquisites

  •
  We do not provide tax gross-ups in our change-in-control agreements for executives who became eligible for change-in-control benefits after September 1, 2010

  •
  Our change-in-control agreements require a "double-trigger" before any payments are made to an executive

  •
  We made changes to our compensation program for 2014 to continue driving our evolving biopharmaceutical business strategy and culture (see page 43)

      As described in more detail below, our Named Executive Officers were compensated based on their individual performance including their continued focus on evolving the company into a specialty care biopharmaceutical business with a focus on innovative products for significant unmet medical needs in oncology, virology, immunology and specialty cardiovascular disease. As part of this strategy, our executives are building a foundation for the future by shifting our research and development focus, evolving our commercial model, growing our marketed products, and investing significantly in our pipeline. In addition, we aligned our compensation program with our goals of strengthening our pay-for-performance philosophy, reducing costs and delivering stockholder value.

  2013 Financial Performance

      Our executive compensation program and the compensation of our Named Executive Officers are directly tied to the financial performance of our company. Our solid 2013 financial performance was attributable to a number of factors, including:

  •
  the divesture of our global diabetes business;

  •
  the commercial launch of Eliquis globally, including in the U.S., Japan, Germany, the U.K. and Canada;

  •
  the continued growth of our key brands;

  •
  the shift in the strategic focus in our early stage research and development;

  •
  the continuing advancement on our late stage pipeline, including pioneering innovative medicines in the area of immuno-oncology such as nivolumab; and

  •
  the pursuit of disciplined capital allocation.

      The financial measures used in our compensation arrangements in 2013 were applicable to the determination of incentive awards for all eligible employees, including our Named Executive Officers. These financial measures are detailed below:

Financial Measure	Target	Actual	Actual after Adjustment		Percent of Target
Non-GAAP Diluted Earnings Per Share(1)	$1.80	$1.82			101.1%
Total Revenues, Net of Foreign Exchange ($=MM)(2)(3)	$16,355	$16,286			99.6%
Adjusted Net Cash Flow from Operating Activities ($=MM)(4)	$3,417	$3,137	$3,266	(5)	95.6	%(4)

(1)
As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, GAAP diluted earnings per share from continuing operations was $1.54. Non-GAAP diluted earnings per share excluded certain specified items. For a reconciliation to GAAP diluted earnings per share, see page 52 of the Form 10-K.

(2)
Beginning with our financial results for the fiscal year ended December 31, 2013, we now refer to net sales as total revenues.

(3)
As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, GAAP total revenues for 2013 was $16,385 million. To calculate total revenues, net of foreign exchange, we adjusted GAAP total revenues to the 2013 budget foreign exchange rates. The budgeted amount of total revenues, net of foreign exchange, was $16,355 million. This enabled comparison to target total revenues, excluding the impact of foreign exchange. For a reconciliation to GAAP total revenues, see the fourth quarter package of financial information on our website at www.bms.com/ir.

(4)
As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, GAAP net cash flow from operating activities was $3,554 million. We adjusted net cash flow from operating activities to reflect certain specified items, certain business development transactions and the funding of our U.S. pension. Adjusted net cash flow from operating activities was $3,137 million. For a reconciliation to GAAP net cash provided by operating activities, see the fourth quarter package of financial information on our website at www.bms.com/ir

(5)
Adjusted net cash flow from operating activities was further adjusted by the Committee to neutralize the impact of a cash flow reclassification triggered by stock compensation accounting rules related to an excess tax benefit. The amount of the excess tax benefit was not known at the time targets were set and depends upon the number of stock awards released or options exercised by employees and the company's stock price. The reclassification had no impact on the actual cash position of the company or operating performance, but did result in a reduction in cash flow from operating activities and an offsetting increase in cash flow from financing activities.

  Total Shareholder Return

      Our executive compensation program is designed to align the long-term economic interests of our executives with the interests of our stockholders. This alignment is achieved through our pay-for-performance philosophy that balances strategic, financial, operational, and behavioral objectives. The equity awards granted to all of our executives include performance and service requirements, and our senior executives are required to retain substantial stock ownership in the company.

      As shown below, our total shareholder return (stock price appreciation plus dividends), or TSR, for the three and five-year periods ended in 2013 exceeded that of our peers (includes companies in our primary and extended peer groups) and the S&P 500 Index. In 2013, for the fifth year in a row, we increased our dividend.

  Role of Advisory Vote to Approve Compensation of our Named Executive Officers

      We provide our stockholders with the opportunity to cast an annual advisory vote to approve compensation of our Named Executive Officers. At our annual meeting of stockholders held in May 2013, approximately 96.1% of the votes cast on the proposal at that meeting voted in favor of the proposal. The Committee believes this affirms stockholders' support of the company's approach to executive compensation, and the Committee did not implement changes as a direct result of the vote. However, as disclosed in more detail on page 43, the Committee implemented some enhancements to our annual and long-term incentive programs to mitigate the overlap of performance metrics between those two programs and to further align the interests of our executives with the interests of our stockholders. The Committee will continue to consider the outcome of the annual advisory vote to approve compensation when making future compensation decisions for the Named Executive Officers.

EXECUTIVE COMPENSATION PHILOSOPHY

      Our executive compensation philosophy is based on two core elements: to pay for performance and to provide a competitive compensation package and design. Each of these elements is described below:

      Pay for Performance: We structure our compensation program to align the interests of our executives with the interests of our stockholders. We believe that an executive's compensation should be directly tied to helping us achieve our mission and deliver value to our stockholders. Therefore, a substantial portion of an executive's compensation is variable and at risk in the form of annual bonus and equity awards that vary in value based on company financial results and our TSR over one or more years. In addition, a significant portion of each executive's pay depends on his or her individual performance against pre-determined strategic, financial and operational objectives as well as key behaviors.

      Competitive Pay Program: We believe that a competitive compensation program is important to help attract and retain talented employees capable of leading our business in the highly complex and competitive business environment in which we operate. We intend to pay our executives at approximately the median level of pay of our peer group when targeted levels of performance are achieved. In certain circumstances, we may target pay above or below the competitive median to help attract or retain executives, as necessary, or to recognize differences in their competencies, qualifications, experiences, responsibilities, contribution, individual performance, role criticality and/or potential. By providing compensation that is competitive with our peer companies, we reduce the risk that our competitors can successfully recruit our executives.

      In addition, our compensation program is designed with the following principles in mind:

  •
  to pay our employees equitably relative to one another based on the work they do, the capabilities and experience they possess, and the performance and behaviors they demonstrate;

  •
  to promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce;

  •
  to motivate our executives and all our employees to deliver high performance with the highest integrity; and

  •
  to continue to focus on good corporate governance practices by implementing compensation best practices and corporate policies, several of which are described in greater detail beginning on page 44.

      Additionally, the Committee annually reviews the compensation programs from a risk perspective. Based on that review of our executive compensation arrangements as detailed beginning on page 11, our Committee believes that our compensation program does not encourage executives to take unreasonable risks that may harm stockholder value. Our compensation program achieves this by striking an appropriate balance between short-term and long-term incentives, using a diversity of metrics to assess performance under our incentive programs, using different forms of long-term incentives, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements.

OUR COMPENSATION PROGRAM DESIGN

      This section will explain how we determine the design of our executive compensation program.

  Compensation and Management Development Committee

      The Committee is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee is responsible for setting the compensation of the Chief Executive Officer and approving the compensation of all of the other Named Executive Officers.

      The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy and with our performance. The "Committees of Our Board" section on page 8 discusses the duties and responsibilities of the Committee in more detail.

  Independent Compensation Consultant

      The Committee has retained Compensation Advisory Partners, LLC (CAP) on an annual basis as its independent compensation consultant to provide executive compensation services to the Committee. CAP reports directly to the Committee, and the Committee directly oversees the fees paid for services provided by CAP. The Committee instructs CAP to give advice to the Committee independent of management and to provide such advice for the benefit of our company and stockholders. CAP does not provide any consulting services to BMS beyond its role as consultant to the Committee.

      In 2013, CAP provided the following services:

  •
  reviewed and advised on the composition of the peer group used for competitive benchmarking;

  •
  participated in the design and development of our executive compensation program;

  •
  provided an assessment of BMS senior executive pay levels and practices relative to peers and other competitive market data;

  •
  provided an annual analysis of industry trends among the peers and best practices related to pay program design and other program elements;

  •
  reviewed and advised on all materials provided to the Committee for discussion and approval; and

  •
  attended all of the Committee's regularly-scheduled meetings in 2013 at the request of the Committee.

  Role of Company Management

      The CEO makes recommendations to the Committee concerning the compensation of the other Named Executive Officers and other members of senior management. In addition, the CEO and CFO are involved in recommending for the Committee's approval the financial and business goals that are used as the performance goals for the annual and long-term incentive plans. The head of Human Resources works closely with the Committee, the Committee's independent compensation consultant and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration, and (iii) communicate those decisions to management for implementation.

  Peer Group and Benchmarking Analysis

      Our executive compensation program seeks to provide total direct compensation, when targeted levels of performance are achieved, at the median of the pay levels of our primary peer group, a designated peer group of U.S. companies further described below. In any given year, however, we may target total direct compensation for an executive above or below the median of our primary peer group due to multiple factors, including individual performance results, scope of responsibility and retention. We define total direct compensation as base salary plus target annual incentive bonus plus the fair value of annual long-term incentives granted to an executive. The Committee's independent compensation consultant annually conducts a review of the compensation for our Named Executive Officers using compensation information compiled from the proxy statement disclosures made by our primary and extended peer groups to assess our overall program. We use pay levels of our peers as a reference point when determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, target bonus amounts and the size of long-term incentive awards). Paying at levels competitive with our peers when targeted levels of performance are achieved allows us to attract and retain the talent we need to run our business while also enabling us to maintain a competitive cost base with respect to compensation expense. Resulting target compensation for our current Named Executive Officers was between median and 75th percentile of our primary peer group for Mr. Andreotti and approximately at the 25th percentile of our primary peer group for Mr. Bancroft and Dr. Caforio and below the 25th percentile for Dr. Cuss and Ms. Leung.

  Peer Group

      Our primary peer group in 2013 consisted of the following companies:

AbbVie Inc.	Gilead Sciences Inc.
Amgen Inc.	Johnson & Johnson
Biogen Idec Inc.	Merck & Co.
Eli Lilly and Company	Pfizer, Inc.

      In 2013, we removed Abbott Laboratories from our primary peer group and added AbbVie Inc. Abbott spun-off its pharmaceutical business as AbbVie as of January 1, 2013. Additionally, the Committee approved adding Celgene Corporation to the peer group for evaluating 2014 compensation. Celgene is a biopharmaceutical company with a similar business and product focus as BMS and will provide a balance against some of our larger peer companies. We believe this peer group was appropriate given the unique nature of the pharmaceutical/biotechnology industry. The companies in our primary peer group varied in size. BMS approximated between the 25th percentile and the median in revenue and at the median in market capitalization amongst our primary peer group. We believe that company size, however, should not be the only factor in determining a peer group. Instead, we believe emphasis should be placed on whether a company competes directly with us for unique pharmaceutical/biotechnology talent. The companies in our 2013 primary peer group represented our primary competitors for executive talent and operated in a similarly complex regulatory and research-driven environment. We also reviewed an extended peer group, which is comprised of the nine companies in our primary peer group plus five companies based outside the U.S. The five non-U.S. companies included in our extended peer group are: AstraZeneca PLC, GlaxoSmithKline PLC, Roche Holding Ltd., Novartis AG and Sanofi-Aventis SA. This extended peer group serves as an additional reference point for the Committee given the global nature of our business and the fact that we compete for talent on a global basis. We monitor the composition of our peer groups regularly and make changes when appropriate.

DETERMINING THE INDIVIDUAL COMPENSATION OF OUR EXECUTIVES

      This section will explain how the 2013 compensation was determined for each of our Named Executive Officers.

      Our executive compensation program is designed to provide value to the executive through (i) TSR over one or more years, (ii) company performance versus annual financial targets and (iii) individual performance against key strategic, financial, and operational objectives, as well as our specified BMS BioPharma Behaviors described below. We believe this approach, with a significant emphasis on long-term and performance-based compensation, serves to focus the efforts of our executives on the attainment of sustained long-term growth and profitability for the benefit of our company and our long-term stockholders while demonstrating high ethical standards.

When determining individual award levels, the Committee considers (i) individual performance against strategic, financial and operational objectives that support our long-term business strategy and TSR ("Results") and (ii) an executive's demonstration of the values and behaviors defined in the Bristol-Myers Squibb Commitment and our BMS BioPharma Behaviors ("Behaviors") and identified in the box to the right. The Commitment can be found on our website (www.bms.com).	2013 BMS BioPharma Behaviors Decide and Act Connect and Collaborate Innovate and Improve Grow and Engage

  Performance Management System

      Our performance management system involves an annual review of all executives, including the Named Executive Officers, which measures individual performance over the course of the previous year. This review includes an evaluation of the individual goals set by each executive on an annual basis. These individual goals are set within the framework of the company's strategic goals. The system assists in ensuring that each executive's compensation is tied to the key strategic, financial and operational objectives of our company, to stockholder return, and to the executive's demonstration of the BMS BioPharma Behaviors and the values embodied in the BMS Commitment. The Committee conducts the assessment process for our CEO. The CEO conducts the assessment for all of our other Named Executive Officers. The assessment for each Named Executive Officer is then reviewed and approved by the Committee.

      Each executive is assessed on both "Results" and "Behaviors". The Committee uses these assessments as the basis for making individual compensation decisions. The assessments described below pertain to 2013 performance and were used to help the Committee determine the size of each Named Executive Officer's 2013 annual bonus payment. Prior-year assessments, as disclosed in our 2013 proxy statement, were used by the Committee to determine the size of the 2013 long-term incentive awards granted in March of 2013 to each Named Executive Officer.

  Individual Performance

      When determining the individual 2013 annual incentive payments and the 2014 long-term incentive awards, the Committee considered each executive's contributions to our company's strategic achievements and financial and operational performance, including their continued focus on evolving the company into a specialty care biopharmaceutical business, growing our marketed products, and investing significantly in our pipeline.

      For Mr. Andreotti, the Committee considered his strong leadership in: (i) delivering exceptional TSR that exceeded that of our peers (includes companies in our primary and extended peer groups) and the S&P 500 Index for both the three and five-year periods ended in 2013, which was supported by solid financial results; (ii) continuing to emphasize organizational management in connection with the company's evolution to a specialty care BioPharma business, as well as developing and recruiting top leadership talent through, among other things, the addition of two new members to the Senior Management Team in 2013 through promotion or external hire; (iii) enhancing the value of our pipeline; (iv) evolving the company's strategy through the divestiture of the diabetes business; and (v) continuing to drive a culture of integrity and compliance, continuous improvement and cost management.

      For Mr. Bancroft, the Committee considered: (i) his role in the achievement of solid financial results, including our TSR that exceeded that of our peers (includes companies in our primary and extended peer groups) and the S&P 500 Index for both the three and five-year periods ended in 2013; (ii) his leadership in the divestiture of the diabetes business to strengthen the company's overall strategy; (iii) his continued role in driving and exceeding continuous improvement goals; and (iv) his successful management of the Intercontinental and Japan businesses. The Committee also considered that Mr. Bancroft took on new responsibilities for business development and strategy during 2013 through the previously announced management changes. Accordingly, Mr. Bancroft now leads an expanded global organization that integrates financial planning, enterprise-wide strategy and business development.

      For Dr. Cuss, the Committee considered (i) his successful transition to the role of Executive Vice President and Chief Scientific Officer; (ii) progressing several new product indications, key formulations and geographic submissions including securing EU approval for Yervoy in first-line metastatic melanoma, early submission in the EU for daclatasvir, an investigational compound being studied for the treatment of hepatitis C, and accelerated initiation of the Phase III program for an all-oral combination of three BMS investigational products also for the treatment of hepatitis C; (iii) achieving four first-in-human starts and ten Early Candidate Nominations; and (iv) leading and executing the shift of our R&D strategy by, among other things, simplifying and streamlining research governance and evolving the R&D strategy and organization to strengthen our position for future growth.

      For Dr. Caforio, the Committee considered (i) his successful transition to the role of Executive Vice President and Chief Commercial Officer; (ii) his role in the achievement of solid financial results; (iii) the continued growth of our key brands, particularly Yervoy, Sprycel, Orencia, Onglyza/Kombiglyze and Baraclude; (iv) his leadership and role in the launch of Eliquis globally, including in the U.S., Japan, Germany, the U.K. and Canada; and (v) successfully driving significant improvement in our employees' engagement and the development of his Global Commercial team.

      For Ms. Leung, the Committee considered: (i) her performance in providing consistently sound legal advice to senior management and the Board of Directors, including critical support related to the divestiture of the diabetes business and significant contributions toward the addition of two new Directors to our Board; (ii) securing, protecting and defending the Company's legal rights and interests globally, including overseeing favorable resolutions and outcomes in a number of key investigations and litigations; and (iii) her continued role in driving continuous improvement goals and managing legal expenditures.

THE COMPONENTS OF OUR 2013 COMPENSATION PROGRAM

      The main components of our executive compensation program in 2013 were:

  •
  Base Salary

  •
  Annual Incentive Award

  •
  Long-Term Incentives

  •
  Performance Share Units (vests in year following end of three-year performance cycle)

  •
  Market Share Units (vests 25% per year over four-year period, where the number of shares received by an executive upon vesting is increased or decreased depending on the performance of our stock price during the one-, two-, three- and four-year performance cycles)

      The following chart shows the 2013 compensation mix for these elements based on the average of targeted compensation for our Named Executive Officers (other than Dr. Sigal and Ms. Cazala):

      This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term incentives while providing competitive short-term components. Additionally, compensation realized by our Named Executive Officers has a significant relationship to the company's stock price because a considerable portion of each Named Executive Officer's compensation is delivered in stock. Below, we explain how each of these components is set and how our compensation program continues to be aligned with the core elements of our compensation philosophy. The specific pay decisions with respect to our Named Executive Officers are also detailed.

  Base Salary

      Base salaries are used to help keep us competitive and to help us retain talent. The base salaries of our executives are set based primarily upon the pay levels of comparable positions within our primary peer group and the unique qualifications and experience of the individual executives. Merit increases for our executives are determined based upon both the performance of an individual and the size of our merit increase budget in a given year. We review results of surveys that forecast what other companies' salary increase budgets will be. We typically set our annual salary increase budgets based upon the median of such forecasts. Salary adjustments may also be granted from time to time during the year, such as when an executive assumes significant increases in responsibility.

      In 2013, under our company-wide salary increase program, employees, including the Named Executive Officers, were eligible for a merit increase provided their performance fully met or exceeded expectations on both Results and Behaviors. Employees rated below the fully-performing level typically receive a reduced merit increase or receive no salary increase depending on the extent to which they were rated below the fully-performing level. Consistent with this policy, Mr. Andreotti, Drs. Sigal and Cuss, and Mmes. Cazala and Leung each received a 3% salary increase effective April 1, 2013. Mr. Bancroft received a 4% salary increase effective April 1, 2013 to bring him closer to competitive market levels. Dr. Caforio received a 7% salary increase effective January 1, 2013 to bring him closer to competitive market levels and a 3% salary increase in connection with his promotion effective February 15, 2013 in lieu of a merit increase. Dr. Caforio also received a 19% salary increase effective November 13, 2013 in connection with his promotion to Executive Vice President and Chief Commercial Officer. Dr. Cuss received a 42% salary increase effective July 1, 2013 in connection with his promotion to Executive Vice President and Chief Scientific Officer.

  Annual Incentives

      Annual incentive awards are designed to reward the Named Executive Officers for achieving short-term financial and operational goals and to reward their individual performance, consistent with our pay-for-performance philosophy. A Named Executive Officer's annual incentive award opportunity is expressed as a percentage of base salary as determined by the individual's grade level.

      Under our 2013 bonus plan design, three corporate-wide measures—non-GAAP diluted earnings per share (weighted 50%), total revenues, net of foreign exchange (weighted 25%) and adjusted net cash flow from operating activities (weighted 25%)—determine our bonus pool. Individual target bonuses, in turn, may be increased or decreased based upon our company's performance against these corporate-wide measures. Overall individual results can modify an award from 0% to 150%, and if a pre-specified amount above target plan is achieved, individual results can range from 0% to 165%. The maximum bonus opportunity based on company and individual results is 251% of target.

Current Structure of Annual Incentive Award for Named Executive Officers

      The table below shows the performance and resulting payout percentage of the financial measures used for our 2013 bonus plan:

Financial Measure	Target	Actual		Percent of Target	Resulting Payout Percentage
Non-GAAP Diluted Earnings Per Share	$1.80	$1.82		101.1%	101.93%
Total Revenues, Net of Foreign Exchange ($=MM)	$16,355	$16,286		99.6%	98.53%
Adjusted Net Cash Flow from Operating Activities ($=MM)	$3,417	$3,266	(1)	95.6%	97.94%
Total					100.08%

(1)
Adjusted net cash flow from operating activities was adjusted by the Committee to neutralize the impact of a cash flow reclassification triggered by stock compensation accounting rules related to an excess tax benefit.

      Assuming the achievement of the financial measures, the actual bonus an executive receives is then further modified by the executive's individual performance. As described above, individual performance is assessed on the two dimensions of our performance management system—Results and Behaviors. We believe this approach for determining incentive award payments balances the need to consider overall company performance, results specific to an executive's functional area of responsibility, and the executive's ability to achieve results vs. objectives on an individual level while also demonstrating the BMS BioPharma Behaviors. The recommended payments are reviewed and approved by the Committee in the first quarter of the year following the performance year, and the awards are paid by March 15th.

      The actual annual incentives paid to our Named Executive Officers are shown in the table below and also reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column:

Executive	Target Bonus	Adjusted Target Bonus(1)	Actual Payout(2)	% of Target
Mr. Andreotti	$2,531,250	$2,533,275	$3,799,913	150.12%
Mr. Bancroft	$901,765	$902,486	$1,128,108	125.10%
Dr. Cuss	$650,238	$650,758	$748,372	115.09%
Dr. Caforio	$630,348	$630,852	$788,565	125.10%
Ms. Leung	$674,850	$675,390	$844,238	125.10%
Dr. Sigal(3)	$652,612	$653,134	$653,134	100.08%
Ms. Cazala	$895,199	$895,915	$895,915	100.08%

(1)
Adjusted to reflect financial performance earned at 100.08%.

(2)
Adjusted to reflect individual performance.

(3)
Dr. Sigal's target bonus was prorated to reflect his service through June 30, 2013.

      As set forth in the table above, each Named Executive Officer's target bonus was earned at 100.08% based on their continued focus on our transformation into a leading specialty BioPharma company. Then, an individual performance payout factor was applied to each of the adjusted target bonuses. In determining the individual annual incentives paid to our Named Executive Officers, the Committee considered the 2013 performance of each executive as described under "Individual Performance" on page 33. The Committee approved individual performance factors ranging between 115% and 150% for each Named Executive Officer, other than Dr. Sigal and Ms. Cazala, based on the strong individual performance results described above.

  Long-Term Incentive Program

      Long-term incentives are designed to tie executive interests to the interests of our stockholders. The ultimate value of long-term awards is driven by stock price and dividends, which provide a direct link to the creation of stockholder value. In addition, our long-term incentive program is designed to reward individual performance. In 2013, we offered two long-term award vehicles, each of which served a different purpose:

  •
  Performance Share Unit Awards to reward the achievement of internal financial goals; and

  •
  Market Share Unit Awards to reward the creation of incremental stockholder value and help us retain key talent.

      We believe our long-term incentive program serves the best interests of our stockholders by focusing the efforts of our executives on key financial drivers of long-term success and on TSR while enabling us to reduce expenses. Our long-term incentive program is designed to achieve the following objectives that support our biopharmaceutical business strategy:

  •
  The entire long-term incentive program for executives is performance-based.

  •
  The design applies to all levels of executives, thus promoting organizational alignment with our biopharmaceutical strategy.

  •
  With vesting and payout spread over several years, including any payouts relating to dividend equivalents, the program promotes greater retention of our executives.

  •
  Dividend equivalents that may accrue on performance share units and market share units are earned only when the underlying award is earned.

  Annual Equity Award Grants

      Annual equity awards are typically approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10. We believe that consistent timing of equity award grants is a good corporate governance practice that reduces the risk of selecting a grant date with a preferential stock price.

      Under our long-term incentive program, the Committee established guidelines, expressed in dollars, at each grade level under our long-term incentive program. The value of these guidelines, taken in conjunction with the other components of our pay program, enables us to achieve our overall target level of competitive compensation.

      Based upon individual performance, an executive may receive a long-term incentive award ranging from 0% to 150% of the target award. Typically, once the grant value is established for each executive, 60% of the value is converted into performance share units and 40% into market share units.

      In determining the size of the individual long-term incentive awards granted to our Named Executive Officers in March 2013, the Committee considered the prior-year performance of each executive as well as ways to motivate our Named Executive Officers to focus on the company's long-term performance over the next three years and beyond. Each Named Executive Officer other than the CEO had a target value for their long-term incentive award granted in March 2013. The Committee approved individual awards ranging between 120% and 130% of the target value for these Named Executive Officers based on strong individual performance during 2012. The 2013-2015 performance share unit award and the market share unit award granted to Dr. Sigal in March 2013 were forfeited in their entirety in connection with his retirement from the company on June 30, 2013. The CEO's long-term incentive award is not based on a target value and is determined annually by the Committee based on competitive benchmarks and individual performance and contributions. His award took into account his strong performance during 2012.

  Performance Results Under Our Outstanding Performance Share Unit Awards

      The payout of performance share unit awards is based on three-year performance cycles. The Committee approves annual performance targets at the beginning of each year of the three-year performance cycle, and awards are payable in the year following the end of the three-year cycle. This design provides for a better link between performance and payout because it eliminates the need to project performance beyond one year. This closer line of sight helps to avoid situations where unforeseen events lead to performance targets that are either overstated or understated and do not appropriately support our pay-for-performance philosophy and retention objectives. Given that the shares underlying our performance share unit awards are not paid out until after the three-year performance cycle has been completed, the awards create an effective balance between short-term motivation to maximize annual financial performance and long-term motivation to create shareholder value, as well as promote greater retention of our executives.

      The Committee established a 2013 non-GAAP pretax earnings goal of $2,649.75 million for the purpose of preserving tax deductibility of 2013 payouts under this award pursuant to Section 162(m) of the Internal Revenue Code. The company's actual non-GAAP pretax earnings for 2013 of $3,552 million exceeded the established goal, thus enabling the 2013 portion of the 2011-2013, 2012-2014 and 2013-2015 performance share unit awards to be earned.

  2011-2013 Award: The 2013 portion of the 2011-2013 award has the same performance metrics and weights as the 2012 portion of the award: non-GAAP diluted earnings per share (weighted 50%), total revenues, net of foreign exchange (weighted 25%) and adjusted net cash flow from operating activities (weighted 25%). In 2011, working capital and capital expenditures as a percent of net sales was used as our cash flow metric. Upon grant in 2011, the value of our 2011-2013 performance share unit award was enhanced by 50%. All of the enhanced value was built into the 2013 portion of the award. This enhancement represented a one-time increase in total long-term incentive value of 30% (when taking both the value of performance share units and market share units into consideration). The purpose of this enhanced award was to: (a) provide extra incentive for our executives to realize key strategic opportunities over the three-year performance cycle, particularly in light of patent expirations on our largest products; and (b) help retain and reward the talent we need to become a premier growth company in the biopharmaceutical industry in 2014 and beyond. Under the 2013 earnings per share metric, achievement of target yields a payout of 100% of target for that portion of the award; achievement below 85% of target will yield no payout; and achievement levels of 115% or higher of target yields a maximum payout of 167.5% for that portion of the award. Under the 2013 total revenues metric, achievement of target yields a payout of 100% of target for that portion of the award; achievement below 95% of target will yield no payout; and achievement levels of 105% or higher of target will yield a maximum payout of 167.5% for that portion of the award. Under the 2013 adjusted net cash flow from operating activities, achievement of target yields a payout of 100% of target for that portion of the award; achievement below 70% of target will yield no payout; and achievement levels of 130% or higher of target yields a maximum payout of 167.5% for that portion of the award.

      The 2011-2013 award is payable at 114.26% of target award. The following table summarizes the performance and payout results relating to this award:

Year	Measure	Target	Actual		% of Target		% Payout
2011	EPS	$2.14	$2.28		106.5%		127.79%
	Sales ($=MM)	$20,004	$20,583	(1)	102.9%		137.06%
	Work Cap + CapEx (%)	11.0%	8.5%		122.7	%(2)	167.50%
	Annual Total						140.04%
2012	EPS	$1.95	$2.01	(3)	103.1%		111.91%
	Sales ($=MM)	$18,018	$17,922	(3)	99.5%		97.66%
	Adj. NCF from Oper. Act. ($=MM)	$3,361	$3,875	(3)	115.3%		159.47%
	Annual Total						120.24%
2013	EPS	$1.80	$1.82		101.1%		105.00%
	Total Revenues ($=MM)	$16,355	$16,286		99.6%		98.42%
	Adj. NCF from Oper. Act. ($=MM)	$3,417	$3,266	(4)	95.6%		97.79%
	Annual Total						101.55%
	Three-Year Total						114.26%

(1)
Reflects the Committee's use of negative discretion to adjust this financial measure downward because the Avalide* supply interruption did not adversely impact performance to the extent originally projected when the target was set in January 2011.

(2)
Percent of target exceeded maximum performance threshold of 117.1% set forth on the payout curve for our performance share unit awards, resulting in maximum payout percentage.

(3)
Actuals exclude the net impact of the acquisition of Amylin and related expansion of our AstraZeneca alliance, which was a decrease in non-GAAP diluted earnings per share of $0.014, an increase in net sales of $262 million and a decrease in adjusted net cash flow from operating activities of $64 million. The Committee also adjusted net sales, net of foreign exchange, downward by $1 million because the early loss of exclusivity of Plavix* in Canada did not adversely impact performance to the extent originally projected when the target was set in the first quarter of 2012.

(4)
Adjusted net cash flow from operating activities was adjusted by the Committee to neutralize the impact of a cash flow reclassification triggered by stock compensation accounting rules related to an excess tax benefit.

  2012-2014 Award: The 2013 portion of the 2012-2014 award has the same performance metrics and weights, and the same performance goals and payout schedules as the 2013 portion of the 2011-2013 award: non-GAAP diluted earnings per share (weighted 50%), total revenues, net of foreign exchange (weighted 25%) and adjusted net cash flow from operating activities (weighted 25%). Below are the performance and banked payout results for the first two years of the 2012-2014 award:

Year	Measure	Target	Actual		% of Target	% Payout
2012	EPS	$1.95	$2.01	(1)	103.1%	111.91%
	Sales ($=MM)	$18,018	$17,922	(1)	99.5%	97.66%
	Adj. NCF from Oper. Act. ($=MM)	$3,361	$3,875	(1)	115.3%	159.47%
	Annual Total					120.24%
2013	EPS	$1.80	$1.82		101.1%	105.00%
	Total Revenues ($=MM)	$16,355	$16,286		99.6%	98.42%
	Adj. NCF from Oper. Act. ($=MM)	$3,417	$3,266	(2)	95.6%	97.79%
	Annual Total					101.55%

(1)
Actuals exclude the net impact of the acquisition of Amylin and related expansion of our AstraZeneca alliance, which was a decrease in non-GAAP diluted earnings per share of $0.014, an increase in net sales of $262 million and a decrease in adjusted net cash flow from operating activities of $64 million. The Committee also adjusted net sales, net of foreign exchange, downward by $1 million because the early loss of exclusivity of Plavix* in Canada did not adversely impact performance to the extent originally projected when the target was set in the first quarter of 2012.

(2)
Adjusted net cash flow from operating activities was adjusted by the Committee to neutralize the impact of a cash flow reclassification triggered by stock compensation accounting rules related to an excess tax benefit.

  2013-2015 Award: The 2013 portion of the 2013-2015 award has the same performance metrics and weights, and the same performance goals and payout schedules as the 2013 portion of the 2011-2013 award: non-GAAP diluted earnings per share (weighted 50%), total revenues, net of foreign exchange (weighted 25%) and adjusted net cash flow from operating activities (weighted 25%). Below are the performance and banked payout results for the first year of the 2013-2015 award:

Year	Measure	Target	Actual		% of Target	% Payout
2013	EPS	$1.80	$1.82		101.1%	105.00%
	Total Revenues ($=MM)	$16,355	$16,286		99.6%	98.42%
	Adj. NCF from Oper. Act. ($=MM)	$3,417	$3,266	(1)	95.6%	97.79%
	Annual Total					101.55%

(1)
Adjusted net cash flow from operating activities was adjusted by the Committee to neutralize the impact of a cash flow reclassification triggered by stock compensation accounting rules related to an excess tax benefit.

  Performance Results Under Our Outstanding Market Share Unit Awards

      Market share units will vest 25% per year over a four-year period, where the number of shares received by an executive upon payout is increased or decreased depending on the performance of our stock price during the one-, two-, three- and four-year performance cycles. On each vesting date, a payout factor is derived as a ratio of the average closing price (i.e., an average of the closing price on the vesting date plus the nine prior trading days) divided by the average stock price on the grant date (also a 10-day average). The payout factor is applied to the target number of units vesting on a given date, inclusive of accrued dividend equivalents, to determine the total number of units and dividend equivalents payable. No payout may exceed 200% of the target units and accrued dividend equivalents payable. If the vesting date stock price (a 10-day average closing price) falls below 60% of the grant price (also a 10-day average), the target units, inclusive of the accrued dividend equivalents, are forfeited. Beginning with our 2013 annual market share unit award grant, on each vesting date, the payout factor is derived as a ratio of the average of the closing price on the February 28 immediately preceding the vesting date plus the nine prior trading days divided by the average stock price on the grant date (also a 10-day average).

      We first granted market share units to our Named Executive Officers on March 2, 2010. Mr. Andreotti was granted an additional market share unit award on May 4, 2010 in connection with his promotion to the position of Chief Executive Officer. The following table summarizes the payout factors relating to the tranches that vested in 2013 and earlier for our outstanding market share unit awards:

Grant Date	Vesting Date	# of Months in Performance Cycle	Payout Factor
March 2, 2010	March 2, 2011	12	103.66%
	March 2, 2012	24	132.05%
	March 2, 2013	36	149.39%
May 4, 2010	May 4, 2011	12	113.53%
	May 4, 2012	24	135.47%
	May 4, 2013	36	163.33%
March 1, 2011	March 1, 2012	12	127.09%
	March 1, 2013	24	144.01%
March 6, 2012	March 6, 2013	12	113.82%

  Restricted Stock Units and Stock Options

      In 2013, we did not grant any service-based restricted stock units to executives as part of our annual long-term incentive program. Restricted stock units were only granted selectively to executives for purposes of attracting, retaining and providing special recognition. Among our Named Executive Officers, the Committee granted two special restricted stock unit awards in 2013. Dr. Cuss received an award on July 1, 2013 valued at $500,000 in connection with his promotion to Executive Vice President and Chief Scientific Officer. Mr. Bancroft received an award on December 2, 2013 valued at $1,000,000 to recognize his taking on an expanded role that includes the Business Development and Strategy groups. Each of Dr. Cuss's and Mr. Bancroft's awards will vest one-third per year on the third, fourth and fifth anniversaries of the grant date. We have not granted any stock options to our executives since 2009.

OTHER ELEMENTS OF 2013 COMPENSATION

      In addition to the components set forth above, our senior executives, including all of our Named Executive Officers, were entitled to participate in the following plans or arrangements in 2013:

  •
  Post-Employment Benefits

  •
  Qualified and Non-Qualified Pension Plans

  •
  Qualified and Non-Qualified Savings Plans

  •
  Annual Incentive Deferral Plan

  •
  Severance Plan

  •
  Change-in-Control Arrangements

  •
  Other Compensation

  Post-Employment Benefits

      We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive practice. The plans offered are common within our primary peer group and enhance our ability to attract and retain key talent.

  Defined Benefit Pension Plans

      Our defined benefit plans provide income for employees following retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan relating to the Retirement Income Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the Named Executive Officers are provided in the Pension Benefit Table. As of December 31, 2009, we discontinued service accruals under our qualified and non-qualified pension plans in the U.S. and Puerto Rico for active plan participants, including all of our Named Executive Officers, and we stopped adding new participants to our plans. For active plan participants at year-end 2009, we are allowing five additional years of pay growth in our pension plans. These actions were taken to align our retirement program with our new biopharmaceutical business strategy and culture, to respond to the competitiveness of a changing industry, and to meet the mobility and career expectations of an evolving workforce.

  Savings Plans

      Our savings plans allow employees to defer a portion of their total cash compensation and to receive matching contributions from BMS to supplement their savings and retirement income. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan for the Savings and Investment Program is a non-qualified deferred compensation plan that allows employees to defer a portion of their total cash compensation and to receive matching contributions from BMS in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. The company matching contribution under our savings plans equals 100% of the employee's contribution on the first 6% of eligible compensation that an employee elects to contribute. Employees are eligible for an additional automatic company contribution that is based on a point system of an employee's age plus service as follows: below 40 points, the automatic contribution is an additional 3% of total cash; between 40 and 59 points, the contribution is 4.5%; and at 60 points and above, the contribution is 6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, an additional automatic contribution of 2% is provided for a five-year period. As of December 31, 2009, each Named Executive Officer other than Drs. Cuss and Caforio had earned over 60 points and had more than 10 years of service. All U.S. employees are eligible to participate in both savings plans. The Summary Compensation Table reflects company contributions to these plans during 2013 in the All Other Compensation column. The Non-Qualified Deferred Compensation Table provides more detail on the Benefit Equalization Plan for the Savings and Investment Program.

  Annual Incentive Deferral Plan

      We maintain a non-qualified deferred compensation plan for our executives, including our Named Executive Officers. Until we discontinued new deferrals under the plan, effective January 1, 2010, the plan permitted executives to defer up to 100% of their annual cash incentive awards into a choice of two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. Although we no longer permit new deferrals under the plan, we maintain the plan for executives who made deferrals prior to 2010. We do not pay above-market interest rates on these investments. Upon retirement or termination, plan participants are eligible to receive their deferred amounts based on a previously-selected payout schedule. The Committee may approve accelerated distributions in the event of an unforeseeable emergency. The Non-Qualified Deferred Compensation Table provides more detail on this plan for those Named Executive Officers who participated in previous years.

  Severance Plan

      The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives (including the Named Executive Officers) to help us attract and retain key talent necessary to run our company. The value of this benefit for our Named Executive Officers is shown in the "Post-Termination Benefits" section on page 59.

  Change-in-Control Arrangements

      We have entered into change-in-control agreements with certain executives including the CEO and other Named Executive Officers. These agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders even though the result would be a change in control of BMS. Additionally, the agreements provide for continuity of management in the event of a change in control. Our agreements require a "double-trigger" before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of the employee within 36 months after a change in control for executives who became eligible for change-in-control benefits prior to September 1, 2010, or within 24 months after a change in control for executives who became eligible for change-in-control benefits after September 1, 2010. With respect to our Named Executive Officers, if payments made to a covered officer are subject to excise tax as excess parachute payments by the Internal Revenue Code, then the covered officer is eligible to have the compensation grossed up to fully offset the excise taxes. However, if the payment does not exceed the excise tax threshold by more than 10%, we will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up would be made. As of September 1, 2010, we no longer gross up compensation on excess parachute payments for newly eligible executives. If a change in control occurs during the term of the agreement, the agreement will continue in effect for either 36 months or 24 months beyond the month in which such change in control occurred depending on whether the executive became eligible for change-in-control benefits before or after September 1, 2010. The value of this benefit for our Named Executive Officers is provided in the "Post-Termination Benefits" section.

  Other Compensation

      Except as set forth below, we did not provide perquisites and other personal benefits to our Named Executive Officers that were not otherwise available to all salaried employees.

      On February 21, 2011, Ms. Cazala, our Executive Vice President, Commercial Operations, began a long-term assignment in the United States. Prior to that time, she had been working in the United States on a short-term assignment as a French expatriate. Under the employment letter agreement we entered into with Ms. Cazala in connection with her long-term assignment, the company made payments to continue certain of Ms. Cazala's social insurance and company-sponsored health and welfare benefits in France. Additionally, Ms. Cazala received reimbursement of tax preparation fees related to her past expatriate arrangement and a tax gross up on such amount during 2013, which is a benefit generally available to any of our salaried employees who had been working under an expatriate arrangement. The amounts relating to these benefits are disclosed in the All Other Compensation column in the Summary Compensation Table. As further discussed on page 61, we have entered into a Settlement Agreement and General Release with Ms. Cazala and her employment letter agreement has been terminated.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION PROGRAM

      Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain Named Executive Officers. A significant portion of the compensation we pay to our Named Executive Officers qualifies as "performance-based compensation" for purposes of Section 162(m) and is, therefore, eligible to be fully deducted by BMS for federal income tax purposes. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, we may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives. To the extent that compensation paid in 2013 to certain Named Executive Officers, such as salary and distributions pursuant to the vesting of restricted stock units awarded without performance-based vesting conditions, does not qualify for an exception under Section 162(m) and exceeds $1 million in the aggregate, we will not be able to deduct such excess for federal income tax purposes.

COMPENSATION PROGRAM CHANGES FOR 2014

      We implemented certain changes to our compensation program for 2014 to support the continued evolution of our biopharmaceutical business strategy and culture. These changes are described below:

  •
  Added Pipeline Performance Metric to Annual Incentive Awards:    Beginning in 2014, we replaced the adjusted net cash flow from operating activities metric under our bonus plan with a pipeline performance metric. This new metric measures the sustainability and output of our pipeline portfolio and consists of two categories: (1) submission and approvals; and (2) long-term growth potential. The Board's Science and Technology Committee will assist the Committee in setting the pipeline performance metric and reviewing the performance results. The metric will be evaluated both quantitatively and qualitatively.

  •
  Change in Long-Term Incentive Program Guidelines:    Beginning with the equity awards granted in March 2014, our annual equity award guidelines for all executives at the company, including our Named Executive Officers other than the CEO, are expressed as a percentage of salary rather than a fixed dollar amount for each grade level. The CEO's long-term incentive award level will continue to be assessed by the Committee annually.

  •
  Elimination of Dividend Equivalents:    We have eliminated dividend equivalents under all of our 2014 annual equity awards and all equity awards granted thereafter. Our equity award guidelines were adjusted upward to compensate for the lost value.

  •
  New Performance Share Unit Award Design for 2014 Including a New TSR Modifier:    Our 2014-2016 performance share unit award is now tied to two performance metrics with new weightings: non-GAAP diluted earnings per share (weighted 70%) and non-GAAP total revenues, net of foreign exchange (weighted 30%). These performance metrics are established at the beginning of 2014 and measure our financial performance during 2014 only. In March 2015, the Committee will certify the performance metrics, the performance factor will be applied and the resulting performance share units will be banked for a two-year holding period. Prior to vesting in March 2017, a TSR modifier will be applied to the performance share unit award which can increase or decrease the banked shares by up to 20%. The TSR measurement period will be approximately three years and run from the grant date (March 10, 2014) through February 28, 2017. The TSR modifier will be determined by measuring BMS's TSR relative to the TSR of our extended peer group. TSR reflects the change in the value of a company's publicly traded stock over the TSR measurement period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends.

  •
  New Performance Metrics and Weighting for Outstanding Performance Share Unit Awards:    The 2014 portions of the outstanding 2012-2014 and 2013-2015 performance share unit awards will have the same performance metrics and weights as the 2014-2016 performance share unit award: non-GAAP diluted earnings per share (weighted 70%) and non-GAAP total revenues, net of foreign exchange (weighted 30%).

      Through these changes, we were able to achieve several objectives that support our biopharmaceutical business strategy:

  •
  The metrics and weightings used for the Annual Bonus Plan and the performance share unit awards are no longer duplicative.

  •
  The new pipeline performance metric balances short-term results with sustainable long-term value creation, while reinforcing the foundational importance of pipeline to all stakeholders—patients, stockholders, and employees.

  •
  The TSR modifier on our performance share unit awards further improves alignment with stockholders.

  •
  The new 2014-2016 performance share unit award and elimination of dividend equivalents simplifies employee communications and administration to further engage and retain employees.

  •
  The change in our long-term incentive program to express equity award guidelines as a percentage of salary further focuses our executives on the company's long-term performance.

CORPORATE POLICIES COVERING EXECUTIVE COMPENSATION

  Share Ownership and Retention Policy

      In order to preserve the link between the interests of the Named Executive Officers and those of stockholders, executives are expected to use the shares acquired upon the exercise of their previously granted stock options, after satisfying the cost of exercise and taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the vesting of (i) restricted stock units, (ii) market share units and (iii) performance share unit awards granted in 2011 and beyond. We continue to maintain longstanding share-ownership expectations for our senior executives. Our current Named Executive Officers must comply with the following ownership and retention requirements:

		Share Retention Policy—applied to all shares acquired, net of taxes
Executive	Stock Ownership Guideline as a Multiple of Salary	Prior to Achieving Guideline	After Achieving Guideline	2013 Compliance with Share Ownership and Retention Policy
L. Andreotti	6 x	100%	75% for 1 year	Yes
C. Bancroft	3 x	100%	75% for 1 year	Yes
G. Caforio	3 x	100%	75% for 1 year	Yes
F. Cuss	3 x	100%	75% for 1 year	Yes
S. Leung	2 x	100%	75% for 1 year	Yes

  Recoupment of Compensation

      We maintain clawback provisions relating to stock options, restricted stock units, performance share units and market share units. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to our interests, forfeit any outstanding awards, and any accrued and unpaid dividend equivalents underlying these awards, as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of BMS and our stockholders.

      In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentives paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, we will seek to claw back the executive's entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our website at www.bms.com.

      In December 2012, the Board adopted a policy that BMS will seek recoupment of any bonus and/or other compensation paid to executives and certain other employees after December 4, 2012 where:

  •
  the executive or other employee engaged in misconduct, or failed to appropriately supervise an employee who engaged in misconduct, that resulted in a material violation of a BMS policy relating to the research, development, manufacturing, sales or marketing of pharmaceutical products; and

  •
  the Committee determines that this material violation of a BMS policy resulted in a significant negative impact on our results of operations or market capitalization.

      In any instance where the employee misconduct occurred in a prior year, the Committee may elect to reduce a current or future bonus and/or other compensation award in lieu of requiring reimbursement of past compensation previously paid to such executive or other employee. This policy may be viewed on our website at www.bms.com.

      Once the SEC has implemented Dodd-Frank legislation on clawback provisions, we will review and revise our policies, as appropriate, based on such rules.

  Equity Grant Policy

      The Committee's policy covering equity grants for the Named Executive Officers is as follows.

  Approval of Awards

  •
  Awards granted to the CEO must be approved by the Committee and recommended by the Committee to and approved by at least 75% of the independent directors of the Board.

  •
  The Committee must approve awards to all Named Executive Officers.

  Grant Effective Date

  Annual Awards

  •
  Our regularly-scheduled annual equity awards are approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10.

  All Other Awards

  •
  For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

  •
  For awards granted to new hires, the grant effective date is the first business day of the month following the employee's hire date, except that if the employee's hire date falls on the first business day of a given month, the grant effective date is the employee's hire date.

      In no case whatsoever will the grant effective date precede the approval date of a given award.

  Grant Price

  •
  The grant price of awards granted prior to March 2, 2010 was the closing price on the date of grant (i.e., the Fair Market Value as defined in our 2007 Stock Award and Incentive Plan).

  •
  The grant price of awards granted on or after March 2, 2010, with the exception of stock options, is a 10-day average closing price (i.e., an average of the closing price on the grant date plus the nine prior trading days). For stock options that may be granted under special circumstances, the grant price will be the closing price on the date of grant.

  Policy Against the Repricing of Stock Options

      We have always maintained a consistent policy against the repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives' interests with the interests of stockholders. The Board of Directors has adopted a formal policy prohibiting the repricing of stock options without stockholder approval. This policy may be viewed on our website at www.bms.com.

  Policy Regarding Stockholder Approval of Severance

      The Board has approved a policy that requires stockholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive's base salary plus annual incentive. "Cash severance payments" exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our website at www.bms.com.

Compensation and Management Development Committee Report

      The Compensation and Management Development Committee (Committee) of Bristol-Myers Squibb Company has reviewed and discussed with management the Compensation Discussion and Analysis on pages 27 to 46 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on its review and discussions with management, the Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

    Togo D. West, Jr., Chair
    Lewis B. Campbell
    Michael Grobstein
    Vicki L. Sato, Ph.D.
    Gerald L. Storch

Summary Compensation Table

      The following tables and notes present the compensation provided to Lamberto Andreotti, Chief Executive Officer, Charles Bancroft, Executive Vice President and Chief Financial Officer, and the three other most highly compensated Executive Officers. The tables and notes also include two additional highly compensated executives: Elliott Sigal, M.D., Ph.D., our former Executive Vice President and Chief Scientific Officer, who retired from the company effective June 30, 2013, and Beatrice Cazala, our former Executive Vice President, Commercial Operations in charge of Global Commercialization, Europe and China, who ceased serving in that Executive Officer role effective November 13, 2013.

Summary Compensation Table
for Fiscal Years Ended December 31, 2013, 2012 and 2011

Name and Principal Position	Year (1)	Salary (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Lamberto Andreotti	2013	$1,686,539	$14,586,898	$3,799,913	$0	$774,396	$20,847,746
Chief Executive Officer	2012	$1,623,077	$9,722,004	$3,844,864	$1,193,957	$818,078	$17,201,980
	2011	$1,510,192	$7,351,673	$4,220,340	$1,179,899	$649,843	$14,911,947
Charles Bancroft	2013	$901,092	$4,778,079	$1,128,108	$759,507	$311,230	$7,878,016
EVP and Chief Financial	2012	$868,635	$2,395,753	$1,321,979	$3,662,332	$318,614	$8,567,313
Officer	2011	$809,712	$2,151,058	$1,407,181	$2,754,087	$250,363	$7,372,400
Francis Cuss, MB,	2013	$736,102	$2,016,197	$748,372	$65,331	$153,035	$3,719,037
BChir, FRCP EVP and Chief Scientific Officer
Giovanni Caforio, M.D.	2013	$748,320	$1,587,106	$788,565	$0	$177,861	$3,301,852
EVP and Chief Commercial Officer
Sandra Leung	2013	$843,087	$2,883,914	$844,238	$0	$245,048	$4,816,287
General Counsel	2012	$768,738	$2,020,399	$907,256	$1,953,216	$243,163	$5,892,772
& Corporate Secretary	2011	$724,587	$1,827,335	$968,140	$1,758,498	$213,113	$5,491,673
Elliott Sigal, M.D., Ph.D.(7)	2013	$564,451	$5,890,044	$653,134	$0	$340,796	$7,448,425
Former EVP and Chief	2012	$1,063,209	$3,219,625	$1,869,807	$1,740,960	$450,082	$8,343,683
Scientific Officer	2011	$1,034,986	$2,908,753	$2,151,663	$2,518,327	$418,268	$9,031,998
Beatrice Cazala(8)	2013	$894,694	$3,611,980	$895,915	$0	$75,609	$5,478,198
Former EVP, Commercial	2012	$868,635	$2,445,800	$1,126,130	$3,522,012	$68,448	$8,031,025
Operations	2011	$895,100	$2,602,126	$1,353,436	$957,938	$132,567	$5,941,167

(1)
For Drs. Cuss and Caforio, compensation is not shown for fiscal years 2011 and 2012 because they were not Named Executive Officers in these fiscal years.

(2)
Reflects actual salary earned. For 2013, Dr. Sigal's salary was paid though his retirement date effective June 30, 2013. For Ms. Cazala, her 2011 salary includes payout of her accrued vacation with our French subsidiary as required by French law as a result of her transition from a short-term expatriate assignment in the U.S. to a long-term assignment in the U.S. A portion of Ms. Cazala's 2011 salary and her accrued vacation were paid in Euros and converted into U.S. dollars at the exchange rate of 1.2108. See page 35 of the CD&A for discussion of base salary changes for Drs. Cuss and Caforio during 2013.

(3)
Represents aggregate grant date fair value under FASB ASC Topic 718 of restricted stock unit, market share unit, and performance share unit awards granted during a specified year. See Note 20, "Employee Stock Benefit Plans," in the Company's Consolidated Financial Statements, as set forth in the Company's Form 10-K for the year ended December 31, 2013 for the assumptions made in determining these values. In connection with Dr. Sigal's retirement in 2013, the 2013 tranches of his 2011-2013 and 2012-2014 performance share unit awards were pro-rated through his retirement date. The 2013 tranche of his 2013-2015 performance share unit award and his 2013 market share unit award were forfeited. Additionally, the final tranches of his outstanding restricted stock unit awards scheduled to vest in March 2014 were modified by the Board of Directors to provide for acceleration of vesting upon retirement. Consequently, for 2013, Dr. Sigal's stock awards value also reflects the incremental fair value of $1,402,193 related to that modification. Further information regarding these awards is disclosed in the Grants of Plan-Based Awards Table in the Proxy Statements for the specified years. For performance share unit awards, the following represents the aggregate value based on the maximum number of shares that can be earned for the awards granted in the specified years.

	Performance Share Units
Name	2011	2012	2013
Lamberto Andreotti	$6,511,186	$10,044,739	$17,513,725
Charles Bancroft	$1,428,360	$2,450,141	$4,741,036
Francis Cuss, MB BChir, FRCP(1)	n.a.	n.a.	$1,867,635
Giovanni Caforio, M.D.(1)	n.a.	n.a.	$1,436,011
Sandra Leung	$1,777,063	$2,194,865	$3,608,164
Elliott Sigal, M.D., Ph.D.	$2,844,839	$3,514,622	$5,660,978
Beatrice Cazala	$1,895,405	$2,533,970	$4,567,447
(4)
Represents bonus earned under our annual bonus plan. For 2013, the payment was made on March 14, 2014. For 2012 and 2011, the payments were made on March 15, 2013 and March 15, 2012, respectively. For 2013, Dr. Sigal's bonus was pro-rated through his retirement date effective June 30, 2013.

(5)
Includes increase in estimated value of accrued pension benefits during the year. The company does not pay above-market interest rates on deferred compensation. For 2013, the changes in the pension values were negative for the following Named Executive Officers:

Name	Change in Pension Value
Lamberto Andreotti	($267,561)
Sandra Leung	($422,705)
Elliott Sigal, M.D., Ph.D.	($850,994)
Beatrice Cazala	($169,869)

  For 2013, for Mr. Bancroft and Dr. Cuss, the rise in interest rates was offset by increases in their Final Average Compensation, which is defined as the average of the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee's compensation was the highest. Ms. Cazala was a participant in the U.S. pension plan during her U.S. assignment from June 1, 1987 through April 30, 1991. Additionally, Ms. Cazala is a participant in our Supplementary Pension Plan payable in Euros. The change in value relating to the Supplementary Pension Plan also reflects the difference in exchange rates used to convert the 2011, 2012 and 2013 amounts from Euros into US dollars. These exchange rates were 1.3928, 1.2861 and 1.3279 for 2011, 2012 and 2013, respectively. Dr. Caforio is not a participant in any company pension plans.

(6)
The amounts indicated for 2013 include the following:

a.
Company contributions to the qualified and non-qualified savings plans as detailed in the table below. Dr. Sigal was eligible for company contributions through his retirement date effective June 30, 2013. Ms. Cazala is currently not eligible to participate in the savings plans.

Name	Company Contributions to Savings Plans
Lamberto Andreotti	$774,396
Charles Bancroft	$311,230
Francis Cuss, MB BChir, FRCP	$153,035
Giovanni Caforio, M.D.	$177,861
Sandra Leung	$245,048
Elliott Sigal, M.D., Ph.D.	$340,796
Beatrice Cazala	$0
  b.
  During 2013, Ms. Cazala received company contributions to the French social security retirement ($49,356.72), healthcare, disability and unemployment programs ($21,456.77). These contribution amounts were converted from Euros into U.S. dollars at the average 2013 exchange rate of 1.3279. Ms. Cazala also received reimbursement of tax preparation services fees related to her past expatriate arrangement and a related tax gross up ($4,145.85), which is a benefit generally available to any of our salaried employees who had been working under an expatriate assignment. We did not provide perquisites and other personal benefits to any other Named Executive Officer that were not otherwise available to all salaried employees.

  On occasion, a family member accompanied Mr. Bancroft when traveling on the company's HeliFlite account for business travel. Mr. Bancroft paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Mr. Bancroft for taxes he paid.

(7)
Dr. Sigal retired from the Company on June 30, 2013.

(8)
Ms. Cazala ceased serving as Executive Vice President, Commercial Operations in charge of Global Commercialization, Europe and China, on November 13, 2013. In accordance with our arrangements with Ms. Cazala as further described on page 61, she will be departing the company on June 9, 2014.

Employment Letter Agreement

      On February 11, 2011, we entered into an employment letter agreement with Ms. Cazala in connection with the commencement of her long-term assignment in the United States, which took effect on February 21, 2011. At the same time, Ms. Cazala's employment contract with our French subsidiary, Bristol-Myers Squibb SARL, was suspended. Ms. Cazala's employment letter agreement was terminated by the company in January 2014, resulting in the automatic reinstatement of her French employment contract. As previously announced, Ms. Cazala's French contract is being terminated effective June 9, 2014. In connection with Ms. Cazala's departure from the company, we entered into a Settlement Agreement and General Release with her, which is further described on page 61.

      During the term of the U.S. employment letter agreement, Ms. Cazala was eligible to participate in the company's U.S. benefit plans. The company had also agreed to continue certain of Ms. Cazala's social insurance and company-sponsored health and welfare benefits in France under the same cost-sharing arrangements that applied before Ms. Cazala's long-term assignment in the United States. During the term of her U.S. assignment, Ms. Cazala's participation in our Supplementary Pension Plan was suspended, although she will receive credit under the plan for her service in the United States. Ms. Cazala was not eligible to participate in the Savings and Investment Program.

      We do not have employment agreements with any of our other Named Executive Officers.

Grants of Plan-Based Awards
2013 Fiscal Year

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)
											All Other Stock Awards: # of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date(1)	Approval Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lamberto Andreotti				$294,384	$2,531,250	$6,355,475
	03/10/13	03/07/13					17,631	165,865	277,824	(5)(8)			$6,203,351
	03/10/13	03/07/13					6,216	58,480	97,954	(6)(8)			$2,187,152
	03/10/13	03/07/13					5,871	55,226	92,504	(7)(8)			$2,065,452
	03/10/13	03/07/13					66,272	110,453	220,906	(9)			$4,130,942
Charles Bancroft				$104,875	$901,765	$2,264,156
	03/10/13	03/07/13					5,125	48,215	80,760	(5)(8)			$1,803,241
	03/10/13	03/07/13					1,557	14,647	24,534	(6)(8)			$547,798
	03/10/13	03/07/13					1,363	12,819	21,472	(7)(8)			$479,431
	03/10/13	03/07/13					15,384	25,640	51,280	(9)			$958,936
	12/02/13	11/13/13									19,205	(10)	$988,673
Francis Cuss,				$75,623	$650,238	$1,632,621
MB BChir, FRCP	03/10/13	03/07/13					1,947	18,316	30,679	(5)(8)			$685,018
	03/10/13	03/07/13					640	6,019	10,082	(6)(8)			$225,111
	03/10/13	03/07/13					582	5,478	9,176	(7)(8)			$204,877
	03/10/13	03/07/13					6,575	10,958	21,916	(9)			$409,829
	07/01/13	03/29/13	(2)								10,963	(10)	$491,362
Giovanni Caforio,				$73,309	$630,348	$1,582,681
M.D.	03/10/13	03/07/13					785	7,389	12,377	(5)(8)			$276,349
	03/10/13	03/07/13					614	5,778	9,678	(6)(8)			$216,097
	03/10/13	03/07/13					1,037	9,756	16,341	(7)(8)			$364,874
	03/10/13	03/07/13					11,708	19,513	39,026	(9)			$729,786
Sandra Leung				$78,485	$674,850	$1,694,417
	03/10/13	03/07/13					3,901	36,694	61,462	(5)(8)			$1,372,356
	03/10/13	03/07/13					1,185	11,147	18,671	(6)(8)			$416,898
	03/10/13	03/07/13					1,037	9,756	16,341	(7)(8)			$364,874
	03/10/13	03/07/13					11,708	19,513	39,026	(9)			$729,786
Elliott Sigal, M.D.,				$152,919	$1,314,868	$3,301,376
Ph.D.(11)	03/10/13	03/07/13					6,160	57,948	97,063	(5)(8)			$2,167,255
	03/10/13	03/07/13					1,871	17,603	29,485	(6)(8)			$658,352
	03/10/13	03/07/13					1,575	14,815	24,815	(7)(8)			$554,081
	03/10/13	03/07/13					17,778	29,630	59,260	(9)			$1,108,162
	06/30/13	05/07/13									31,376		$1,402,193	(12)
Beatrice Cazala				$104,112	$895,199	$2,247,670
	03/10/13	03/07/13					4,936	46,430	77,770	(5)(8)			$1,736,482
	03/10/13	03/07/13					1,557	14,647	24,534	(6)(8)			$547,798
	03/10/13	03/07/13					1,258	11,833	19,820	(7)(8)			$442,554
	03/10/13	03/07/13					14,200	23,667	47,334	(9)			$885,146

(1)
The grant date for annual market share unit awards and performance share unit awards was March 10. Generally, the grant date for equity awards that are not annual awards is the first business day of the month following approval of the awards (unless such award is approved on the same day that annual awards are approved). These equity awards were granted under our 2007 and 2012 Stock Award and Incentive Plans.

(2)
The Committee approved Dr. Cuss' award on March 29, 2013 subject to Dr. Cuss assuming the role of Executive Vice President and Chief Scientific Officer on July 1, 2013.

(3)
Target payouts under our 2013 annual incentive program are based on a targeted percentage of base salary earned during the year. The Committee reviews company and individual performance in determining the actual bonus as reported in the Summary Compensation Table. Maximum represents the maximum individual bonus allowable under our 2013 annual incentive program. Threshold represents the minimum level of performance for which payouts are authorized under our 2013 annual incentive program. The performance targets were the same for all employees participating in the program. For Named Executive Officers, the Committee may use its discretion to award less than the threshold award even if financial targets are met.

(4)
Fair value of performance share unit awards is calculated based on the grant date closing price of $37.40 on March 8, 2013 (the last trading day preceding the grant effective date of March 10) and a probable outcome of a 100% payout. The fair value of market share units approximated the grant date closing price and was estimated on the date of the grant considering the payout formula and the probability of satisfying market conditions. The fair value of restricted stock unit awards is calculated based on the grant date closing price of $44.69 on June 28, 2013 (the last trading date preceding the grant date of June 30) for Dr. Sigal's award, $44.82 on July 1, 2013 for Dr. Cuss' award, and $51.48 on December 2, 2013 for Mr. Bancroft's award. These values are consistent with the grant date estimate of compensation costs to be recognized over the service period, excluding the effect of forfeitures.

(5)
Reflects the third tranche of the 2011-2013 performance share unit award.

(6)
Reflects the second tranche of the 2012-2014 performance share unit award.

(7)
Reflects the first tranche of the 2013-2015 performance share unit award.

(8)
Performance targets under these performance share unit awards are set on an annual basis over a three-year period during the first quarter of each performance year and, for the 2013 tranche, are based 50% on non-GAAP diluted earnings per share, 25% on total revenues, net of foreign exchange, and 25% on adjusted net cash flow from operating activities. After the end of each year, performance is assessed versus the targets to determine how many shares are earned. Actual payouts will be made after the end of the three-year period. For the 2013 tranche, threshold payout for all three measures would be 42.5% of target. The threshold column above reflects the lowest possible combined payout of 10.6% of target. The maximum performance will result in a payout of 167.50% of target; performance above the maximum level will result in the maximum payout. These performance share unit awards accrue dividend equivalents which are payable in stock when the awards are paid out.

(9)
Reflects market share unit awards which vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Each market share unit converts into the number of shares of common stock determined by applying a payout factor to the target number of shares vesting on a given date. The payout factor is a ratio of the average of the closing price on the measurement date of February 28 immediately preceding the vesting date plus the nine prior trading days divided by the average stock price on the grant date (also a 10-day average). These market share units accrue dividend equivalents payable in cash. The same payout factor is applied to derive the dividend payout, if any. The minimum payout factor that must be achieved to earn a payout is 60% and the maximum payout factor is 200%.

(10)
Reflects restricted stock unit awards which vest in three equal installments on the third, fourth, and fifth anniversaries of the grant date.

(11)
Dr. Sigal's 2013 target bonus was pro-rated through his retirement date effective June 30, 2013. The 2013 tranches of his 2011-2013 and 2012-2014 performance share unit awards were also pro-rated through his retirement date. The 2013 tranche of his 2013-2015 performance share unit award and his 2013 market share unit award were forfeited in connection with his retirement.

(12)
Reflects the incremental fair value of Dr. Sigal's outstanding restricted stock unit awards which were modified to provide for acceleration of vesting of the final tranches, scheduled to vest in March, 2014, in connection with his retirement.

 Outstanding Equity Awards at Fiscal Year-End
2013 Fiscal Year

		Option Awards					Stock Awards
										Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(5)
		Number of Securities Underlying Unexercised Options (#)					Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(5)
Name	Grant Date/ Performance Award Period	Exer- cisable(2)	Unexer- cisable(1)(2)		Option Exercise Price	Option Expiration Date
Lamberto Andreotti	3/2/2004	108,000	0		$28.11	3/1/2014
	3/1/2005	112,500	0	(8)	$25.45	2/28/2015
	3/7/2006	115,000	0	(8)	$22.73	3/6/2016
	12/1/2006	300,000	0	(8)	$24.74	11/30/2016
	3/6/2007	234,720	0	(8)	$27.01	3/5/2017
	3/4/2008	305,909	0	(8)	$22.14	3/3/2018
	3/3/2009	368,706	0	(8)	$17.51	3/2/2019	10,344	(4)	$549,784
	1/1/2011-12/31/2013						360,641	(9)	$19,168,088
	1/1/2012-12/31/2014						135,637	(10)	$7,209,129
	1/1/2013-12/31/2015						57,407	(11)	$3,051,163
	3/2/2010									32,698	(6)	$1,737,899
	5/4/2010									27,980	(6)	$1,487,137
	3/1/2011									134,124	(6)	$7,128,691
	3/6/2012									175,440	(6)	$9,324,636
	3/10/2013									66,272	(7)	$3,522,346
Charles Bancroft	3/1/2005	16,931	0		$25.45	2/28/2015
	3/7/2006	19,320	0		$22.73	3/6/2016
	3/6/2007	22,598	0		$27.01	3/5/2017
	3/4/2008	37,460	0		$22.14	3/3/2018
	3/3/2009	52,884	0		$17.51	3/2/2019
	11/1/2011						9,302	(4)	$494,401
	12/2/2013						19,205	(4)	$1,020,746
	1/1/2011-12/31/2013						104,835	(9)	$5,571,964
	1/1/2012-12/31/2014						33,971	(10)	$1,805,547
	1/1/2013-12/31/2015						13,325	(11)	$708,249
	3/2/2010									11,316	(6)	$601,445
	3/1/2011									38,988	(6)	$2,072,212
	3/6/2012									43,940	(6)	$2,335,411
	3/10/2013									15,384	(7)	$817,660
Francis Cuss, MB	3/2/2004	38,667	0		$28.11	3/1/2014
BChir, FRCP	3/1/2005	38,667	0		$25.45	2/28/2015
	12/1/2006	100,000	0		$24.74	11/30/2016
	3/6/2007	39,010	0		$27.01	3/5/2017
	11/2/2009						6,666	(4)	$354,298
	7/1/2013						10,963	(4)	$582,683
	1/1/2011-12/31/2013						39,825	(9)	$2,116,706
	1/1/2012-12/31/2014						13,959	(10)	$741,917
	1/1/2013-12/31/2015						5,694	(11)	$302,657
	3/2/2010									8,262	(6)	$439,125
	3/1/2011									14,812	(6)	$787,258
	3/6/2012									18,058	(6)	$959,783
	3/10/2013									6,575	(7)	$349,451
Giovanni Caforio,	3/7/2006	20,125	0		$22.89	3/6/2016
M.D.	3/6/2007	21,615	0		$27.01	3/5/2017
	3/4/2008	28,840	0		$23.12	3/3/2018
	3/3/2009	39,363	0		$17.51	3/2/2019
	1/3/2011						15,000	(4)	$797,250
	1/1/2011-12/31/2013						16,066	(9)	$853,908
	1/1/2012-12/31/2014						13,402	(10)	$712,291
	1/1/2013-12/31/2015						10,141	(11)	$538,994
	3/2/2010									2,394	(6)	$127,241
	3/1/2011									5,976	(6)	$317,624
	3/6/2012									17,334	(6)	$921,302
	3/10/2013									11,708	(7)	$622,270

		Option Awards					Stock Awards
										Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(5)
		Number of Securities Underlying Unexercised Options (#)					Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(5)
Name	Grant Date/ Performance Award Period	Exer- cisable(2)	Unexer- cisable(1)(2)		Option Exercise Price	Option Expiration Date
Sandra Leung	3/2/2004	15,000	0		$28.11	3/1/2014
	3/1/2005	15,000	0		$25.45	2/28/2015
	3/7/2006	14,560	0		$22.73	3/6/2016
	12/1/2006	100,000	0	(8)	$24.74	11/30/2016
	3/6/2007	116,100	0	(8)	$27.01	3/5/2017
	3/4/2008	156,582	0	(8)	$22.14	3/3/2018
	3/3/2009	169,893	0	(8)	$17.51	3/2/2019	4,793	(4)	$254,748
	1/1/2011-12/31/2013						79,782	(9)	$4,240,432
	1/1/2012-12/31/2014						25,854	(10)	$1,374,114
	1/1/2013-12/31/2015						10,141	(11)	$538,994
	3/2/2010									14,710	(6)	$781,837
	3/1/2011									29,672	(6)	$1,577,067
	3/6/2012									33,440	(6)	$1,777,336
	3/10/2013									11,708	(7)	$622,270
Elliott Sigal, M.D.,	3/6/2007	25,000	0	(8)	$27.01	3/5/2017
Ph.D.	3/4/2008	76,478	0	(8)	$22.14	3/3/2018
	1/1/2011-12/31/2013						95,631	(9)	$5,082,805
	1/1/2012-12/31/2014						31,604	(10)	$1,679,758
Beatrice Cazala	3/6/2009	169,893	0	(8)	$18.35	9/2/2018
	3/1/2011						19,577	(4)	$1,040,518
	1/1/2011-12/31/2013						100,952	(9)	$5,365,606
	1/1/2012-12/31/2014						33,971	(10)	$1,805,547
	1/1/2013-12/31/2015						12,300	(11)	$653,735
	3/2/2010									13,578	(6)	$721,671
	3/1/2011									37,544	(6)	$1,995,464
	3/6/2012									43,940	(6)	$2,335,411
	3/10/2013									14,200	(7)	$754,741

(1)
Option awards granted in 2004 did not have exercise thresholds. Option awards granted between 2005 and 2009 are subject to an exercise threshold. Stock option awards granted in 2005 and 2006 become exercisable in the 9th year of the award even if the threshold is not met. All stock option awards held one year become exercisable at age 60 even if employee remains actively employed as in the case of Mr. Andreotti.

(2)
These stock option awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, except the stock option awards granted on December 1, 2006 which vest in three equal installments on the third, fourth, and fifth anniversaries of the grant date.

(3)
Represents restricted stock units and annual tranches of the performance share unit awards earned as of December 31, 2013.

(4)
These restricted stock unit awards vest as shown in the following table:

Grant Date	Vesting
3/3/2009	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date
11/2/2009	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date
1/3/2011	Four equal installments of 25% on each of the first four anniversaries of the grant date
3/1/2011	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date
11/1/2011	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date
7/1/2013	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date
12/2/2013	Three equal installments on each of the third, fourth, and fifth anniversaries of the grant date
(5)
Values based on closing stock price on December 31, 2013 of $53.15.

(6)
Represents market share unit awards at maximum payout. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.

(7)
Represents market share unit awards at threshold payout. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.

(8)
These stock option awards were not exercisable until the closing share price of common stock achieves a price of at least 15% above the option grant price and remains at that price for at least seven consecutive trading days. The thresholds have been attained for all of these awards.

(9)
Represents all three tranches of the 2011-2013 performance share unit award at actual performance. The award vests and is payable in early 2014.

(10)
Represents the first and second tranches of the 2012-2014 performance share unit award at actual performance. The award vests and is payable in early 2015.

(11)
Represents the first tranche of the 2013-2015 performance share unit award at actual performance. The award vests and is payable in early 2016.

Option Exercises and Stock Vesting
2013 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise (1)($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting (1)($)
Lamberto Andreotti	0	$0	17,797	$659,593	(2)
			128,838	$4,896,294	(3)
			251,044	$9,421,691	(4)
Charles Bancroft	0	$0	2,487	$92,392	(2)
			30,823	$1,156,787	(3)
			46,817	$1,757,044	(4)
Francis Cuss, MB BChir, FRCP	84,952	$1,246,668	10,419	$489,256	(2)
			14,928	$560,248	(3)
			34,177	$1,282,666	(4)
Giovanni Caforio, M.D.	43,833	$613,896	9,351	$318,065	(2)
			7,228	$271,267	(3)
			9,904	$371,685	(4)
Sandra Leung	19,310	$265,128	8,773	$325,081	(2)
			28,014	$1,051,365	(3)
			60,859	$2,284,021	(4)
Elliott Sigal, M.D., Ph.D.	914,877	$15,552,623	100,185	$4,069,915	(2)(5)
			63,338	$2,509,041	(3)(6)
			99,812	$3,745,957	(4)
Beatrice Cazala	216,412	$3,974,876	3,595	$135,747	(2)
			31,994	$1,200,735	(3)
			56,181	$2,108,474	(4)

(1)
The value realized for each option award was determined by multiplying the number of options that were exercised by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option award. The value realized for each stock award was determined by multiplying the number of units that vested by the closing share price of our common stock on the respective vesting date.

(2)
Reflects restricted stock units that vested during 2013.

(3)
Reflects market share units that vested during 2013.

(4)
Reflects payouts of the 2010-2012 performance share unit award based on the closing share price of $37.53 on March 7, 2013, the vesting date.

(5)
Includes pro-rata and accelerated vesting of restricted stock unit awards that vested in connection with Dr. Sigal's retirement on June 30, 2013. The payout was delayed six months because Dr. Sigal was a "Specified Employee" of the company as defined under Section 409A of the Internal Revenue Code.

(6)
Includes pro-rata market share unit awards that vested in connection with Dr. Sigal's retirement on June 30, 2013. The payout was delayed six months because Dr. Sigal was a "Specified Employee" of the company as defined under Section 409A of the Internal Revenue Code.

Retirement Plan

      As of December 31, 2009, we discontinued service accruals under the Retirement Income Plan and Benefit Equalization Plan—Retirement Plan in the U.S. and Puerto Rico for active plan participants and we stopped adding new participants to those plans. For active plan participants at year-end 2009, we are allowing five additional years of pay growth in the pension plans.

      The Retirement Income Plan is a defined benefit pension plan that provides income for employees after retirement. The Retirement Income Plan is a tax-qualified plan, as defined under Section 401(a) of the Internal Revenue Code. The benefit is calculated based on the employee's final average compensation and years of service. All U.S. employees hired before January 1, 2010 who are not participants in a pension plan through a collective bargaining agreement are eligible for the Retirement Income Plan if they work at least 1,000 hours per year. Employees whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan.

      The key plan provisions of the Retirement Income Plan are as follows:

  •
  The retirement benefit equals:

  •
  2% × Final Average Compensation × Years of Service through December 31, 2009, up to 40, minus

  •
  1/70th of the Primary Social Security Benefit × Years of Service through December 31, 2009, up to 40.

  •
  Final Average Compensation equals the average of the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee's compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

  •
  Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

  •
  Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

  •
  Employees are 100% vested after attaining five years of service.

  •
  The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

      The Benefit Equalization Plan—Retirement Plan is a non-qualified deferred compensation plan that provides income for employees after retirement in excess of the benefits payable under the qualified Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan.

      The provisions are the same as those above for the Retirement Income Plan, except for the following:

  •
  Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

  •
  Compensation includes the higher of bonus earned or paid during the year.

  •
  The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan. A distribution for an executive classified as a "Specified Employee" of the company, as defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month deferral following the executive's separation from service.

Supplementary Pension Plan

      We maintain a defined benefit pension plan which was closed to new participants in January 2010. Participation in the plan was limited to certain eligible employees in Europe. Ms. Cazala is the only Named Executive Officer who was eligible to participate in the plan. The key plan provisions of the Supplementary Pension Plan are as follows:

  •
  The plan provides a benefit based on the higher of two formulas. The majority of the plan's participants, including Ms. Cazala, are eligible for the following benefit formula:

  •
  Service × 2% of earnings between approximately 140,000 Euros and 280,000 Euros plus 0.75% of earnings above approximately 280,000 Euros for Years of Service until December 31, 2011 plus 0.25% of the 3-year average of base salary plus actual bonus plus other income × Years of Service from January 1, 2012 to retirement date.

  •
  Earnings thresholds are indexed each year.

  •
  The pension becomes payable to employees once they have retired and have begun collecting social security.

  •
  The pension is paid as a life annuity (no lump sum available). Survivor option is available.

  •
  Normal retirement age is 65.

  •
  There are no "vested" rights under this plan. If an employee leaves the company prior to age 55, no benefit is payable. Employees who leave after age 55 but before age 60 with 10 years of service can receive a retirement benefit at age 60 as long as they are not employed between ages 55 and 60.

  •
  There is a 3% per year early retirement reduction between the ages of 60 to 65 for those who are eligible for a benefit.

Present Value of Accumulated Pension Benefits
2013 Fiscal Year

Name	Plan Name	# of Years of Credited Service(5)	Present Value of Accumulated Benefits(1)	Payments During Last Fiscal Year
Lamberto Andreotti(2)(3)	Retirement Income Plan	4.3	$248,924	$0
	Benefit Equalization Plan	4.3	$5,821,254	$0
Charles Bancroft	Retirement Income Plan	25.6	$1,213,060	$0
	Benefit Equalization Plan	25.6	$9,540,694	$0
Francis Cuss, MB BChir, FRCP(3)	Retirement Income Plan	6.5	$404,988	$0
	Benefit Equalization Plan	6.5	$1,942,580	$0
Giovanni Caforio, M.D.(2)	Retirement Income Plan	0.0	$0	$0
	Benefit Equalization Plan	0.0	$0	$0
Sandra Leung	Retirement Income Plan	17.8	$859,669	$0
	Benefit Equalization Plan	17.8	$6,000,701	$0
Elliott Sigal, M.D., Ph.D.(3)(6)	Retirement Income Plan	12.4	$0	$(823,663)
	Benefit Equalization Plan	12.4	$10,822,866	$0
Beatrice Cazala(2)(3)(4)	Retirement Income Plan	4.4	$216,216	$0
	Benefit Equalization Plan	4.4	$1,818,118	$0
	Supplementary Pension Plan	31.9	$8,409,591	$0

(1)
The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2013 disclosure for the Retirement Income Plan and the Benefit Equalization Plan:

•
65% lump-sum utilization for the Retirement Income Plan and 100% lump-sum utilization for the Benefit Equalization Plan

  •
  4.67% discount rate for annuities and 4.67% discount rate for lump sums for the Retirement Income Plan

  •
  4.02% discount rate for annuities and 4.02% discount rate for lump sums for the Benefit Equalization Plan

  •
  the RP-2000 mortality table projected to 2021 for annuities

  •
  the 2014 lump-sum mortality table under IRC Section 417(e)(3) (combined annuitant and nonannuitant RP-2000 mortality table with projections blended 50% male/50% female) for lump sums.

  These assumptions are the same as those disclosed in conformity with generally accepted accounting principles. For active executives, payments are assumed to begin at age 60, the earliest age that employees are eligible for an unreduced pension, or current age if over age 60. The actual benefit received will vary based on a number of factors including final pay, years of service and interest rates at the time of retirement.

(2)
For Mr. Andreotti and Dr. Caforio, does not include the value of participation in the Italian government pension system. For Ms. Cazala, does not include the value of participation in the French government pension system. Mr. Andreotti commenced his participation in the U.S. pension plan effective September 20, 2005. Dr. Caforio is not a participant in any of the company's pension plans. Ms. Cazala was a participant in the U.S. pension plan during her assignment in the U.S. from June 1, 1987 through April 30, 1991.

(3)
Mr. Andreotti, Dr. Cuss, Dr. Sigal and Ms. Cazala have met the requirements for early retirement under the Retirement Income and Benefit Equalization Plans.

(4)
Ms. Cazala is a participant in our Supplementary Pension Plan payable in Euros. During her long-term U.S. assignment, Ms. Cazala's participation in the plan was suspended; however, she was eligible to receive credit under the plan for her service in the United States when her U.S. assignment was terminated in January 2014 and her former employment contract was reinstated. The present value of accumulated benefit under that plan listed in the table above was converted from Euros to U.S. dollars using the 2013 average exchange rate of 1.3279. The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2013 disclosure for the Supplementary Pension Plan: 3.30% discount rate and the TGH05/TGF05 mortality tables. Payments are assumed to begin at age 65.

(5)
For the Retirement Income and Benefit Equalization Plans, reflects the years of credited service through December 31, 2009 at which time we discontinued service accruals under the plans.

(6)
Dr. Sigal retired effective June 30, 2013 and elected to receive lump sum payment of his Retirement Income Plan benefit in the gross amount of $823,663 effective July 1, 2013. Dr. Sigal received the full distribution of his Benefit Equalization Plan benefit in the gross amount of $10,822,866 effective January 1, 2014. Since Dr. Sigal was a "Specified Employee" of the company as defined under Section 409A of the Internal Revenue Code, distribution of his payment under the Benefit Equalization Plan was delayed six months. Interest of $63,801 accrued during the six-month period and was included in the payout. The assumptions used in determining both of Dr. Sigal's lump-sum distribution payments were:

•
the 2013 lump sum RP2000 mortality table under IRC Section 417(e)(3)

•
discount rates of 0.97%, 3.76%, and 5.01%, the rates in effect under the three-rate system for distributions from the plan effective July 1, 2013, the first of the month following his date of separation from service.

Non-Qualified Deferred Compensation Plan

      The Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who are eligible to participate in the Bristol-Myers Squibb Savings and Investment Program, and whose pay or benefits exceed the IRS qualified plan limits, are eligible for the Benefit Equalization Plan—Savings Plan. The key provisions of the BEP-Savings Plan are as follows:

  •
  Employee deferrals to the BEP-Savings Plan begin once the employee's total eligible compensation paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

  •
  Employees may defer up to 25% of their eligible compensation.

  •
  The company matching contribution equals 100% of the employee's contribution on the first 6% of eligible compensation that an employee elects to contribute.

  •
  An additional automatic company contribution, which is based on a point system of one's age plus service, equals: below 40 points—3% of total eligible cash compensation; between 40 and 59 points—4.5%; and at 60 points and above—6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, an additional automatic contribution of 2% is provided for a five-year period.

  •
  The plan is not funded. Benefits are paid from general assets of the company.

  •
  Employees may allocate their contributions among 13 different investment options that provide different combinations of risk and return potential and employees can generally elect to change their investment elections each business day.

  •
  The employee's full balance under the BEP-Savings Plan is paid following termination of employment, or, if eligible, an election can be made at least 12 months prior to separation from service to defer payments until a later date, no sooner than five years following the date of separation from service. A distribution for an executive classified as a "Specified Employee" of the company, as defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month deferral following the executive's separation from service.

Non-Qualified Deferred Compensation
2013 Fiscal Year

Name	Executive Contributions in 2013(1)	Registrant Contributions in 2013(2)	Aggregate Earnings in 2013(3)	Aggregate Withdrawals/ Distributions in 2013	Aggregate Balance at December 31, 2013(2)(4)
Lamberto Andreotti(5)	$316,584	$738,696	$1,265,722	$0	$5,814,391
Charles Bancroft(5)	$118,084	$280,630	$308,128	$0	$1,777,255
Francis Cuss, MB BChir, FRCP(5)	$61,218	$122,435	$167,840	$0	$1,101,995
Francis Cuss, MB BChir, FRCP(6)	$0	$0	$1,609	$0	$2,195,283
Giovanni Caforio, M.D.(5)	$85,903	$147,261	$73,597	$0	$588,801
Sandra Leung(5)	$237,874	$235,177	$388,109	$0	$2,539,345
Elliott Sigal M.D., Ph.D.(5)(9)	$130,755	$307,646	$84,995	$0	$3,498,571
Elliott Sigal M.D., Ph.D.(6)	$0	$0	$345,691	$(244,820)	$1,783,774
Elliott Sigal M.D., Ph.D.(7)	$2,895,823	$0	$561,093	$0	$3,456,915
Beatrice Cazala(5)(8)	$0	$0	$0	$0	$0

(1)
The contribution amounts in this column reflect the deferral of 2013 base salary and the 2012 annual incentive award that was paid in 2013. The base salary deferral amount is also included as 2013 Salary in the Summary Compensation Table. The 2012 annual incentive award deferral amount was also included as 2012 Non-Equity Incentive Plan Compensation in the previous year's summary compensation table, as applicable.

(2)
The contribution amounts in this column are included as All Other Compensation in the Summary Compensation Table. Includes the additional annual registrant contributions earned in 2013 but paid in February 2014. Dr. Sigal only received annual contributions based on eligible compensation paid during 2013.

(3)
Aggregate earnings are not reflected in the Summary Compensation Table and were not reflected in prior years' summary compensation tables. The company does not pay above-market interest rates on non-qualified deferred compensation.

(4)
Portions of the aggregate balances in this column reflect amounts reported in the summary compensation tables in prior years as follows: Mr. Andreotti, $879,347 for 2011 and $1,118,683 for 2012; Mr. Bancroft, $313,561 for 2011 and $410,163 for 2012; Dr. Sigal, $550,976 for 2011 and $595,474 for 2012; Ms. Leung, $406,320 for 2011 and $469,824 for 2012.

(5)
Reflects 2013 activity and aggregate balances in the non-qualified BEP-Savings Plan.

(6)
Reflects earnings and aggregate balances related to prior voluntary deferral of annual bonus under the Annual Incentive Deferral Plan. Dr. Sigal retired from the company on June 30, 2013. He had elected to receive the balance of his account in 5 annual installments. Since Dr. Sigal was a "Specified Employee" of the company as defined under Section 409A of the Internal Revenue Code, a portion his first distribution payment was subject to Section 409A and was delayed six months. Dr. Sigal received that portion in the amount of $160,667 on February 1, 2014.

(7)
Represents pro-rata and accelerated vesting of restricted stock unit awards as well as pro-rata vesting of market share unit awards. These awards vested in connection with Dr. Sigal's retirement on June 30, 2013, however, the payout was delayed six months because Dr. Sigal was a "Specified Employee" of the company as defined under Section 409A of the Internal Revenue Code. For additional information on these awards, please see the Option Exercises and Stock Vesting Table on page 54.

(8)
Ms. Cazala was eligible to participate in the company's savings plans during her assignment in the U.S. for the period of June 1, 1987 through April 30, 1991. Although Ms. Cazala participated in the Savings and Investment Program during her eligibility period, she did not contribute to the non-qualified BEP-Savings Plan. Ms. Cazala is currently not eligible to participate in the Savings and Investment Program.

(9)
Since Dr. Sigal was a "Specified Employee" of the company as defined under Section 409A of the Internal Revenue Code, payment of his BEP-Savings Plan account balance was delayed six months. Dr. Sigal received a lump sum payment of his BEP-Savings Plan account balance of $3,320,717 on January 6, 2014. His BEP-Savings Plan account balance continued to accrue interest, gains and losses through the date immediately preceding the date of distribution. The additional annual contributions in the amount of $176,891 were paid on February 11, 2014.

Post-Termination Benefits

      The following illustrates the potential payments and benefits under the company's plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2013. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)
2013 Fiscal Year

Name	Cash Severance (1)	Restricted Stock Units (2)	Market Share Units (3)(5)	Performance Share Units (4)(5)	Retirement (6)	Health (7)	Retiree Medical (8)	Total	Gross-Up on Excise Taxes (9)
Voluntary Termination for Good Reason
Lamberto Andreotti(10)	$3,400,000	$0	$0	$0	$0	$20,227	$0	$3,420,227	$0
Charles Bancroft	$1,821,040	$0	$0	$0	$4,248,877	$15,686	$129,677	$6,215,280	$0
Francis Cuss, MB BChir, FRCP(10)	$1,750,000	$0	$0	$0	$0	$32,188	$0	$1,782,188	$0
Giovanni Caforio, M.D.(11)	$1,750,000	$0	$0	$0	$0	$22,094	$88,687	$1,860,781	$0
Sandra Leung	$1,699,500	$0	$0	$0	$2,705,594	$22,470	$109,069	$4,536,633	$0
Involuntary Termination Not for Cause
Lamberto Andreotti(10)	$3,400,000	$0	$0	$0	$0	$20,227	$0	$3,420,227	$0
Charles Bancroft	$1,821,040	$118,897	$1,878,427	$8,085,759	$4,248,877	$15,686	$129,677	$16,298,363	$0
Francis Cuss, MB BChir, FRCP(10)	$1,750,000	$0	$0	$0	$0	$32,188	$0	$1,782,188	$0
Giovanni Caforio, M.D.(11)	$1,750,000	$395,436	$442,474	$2,105,193	$0	$22,094	$88,687	$4,803,884	$0
Sandra Leung	$1,699,500	$210,208	$1,698,036	$6,153,540	$2,705,594	$22,470	$109,069	$12,598,418	$0
Qualifying Termination Within 3 Years Following a Change in Control
Lamberto Andreotti(12)	$12,707,500	$96,042	$18,915,288	$0	$2,261,598	$30,868	$0	$34,011,296	$16,868,569
Charles Bancroft	$5,444,910	$1,515,147	$6,530,062	$8,085,759	$9,614,370	$48,175	$106,612	$31,345,035	$13,129,810
Francis Cuss, MB BChir, FRCP(12)	$5,232,500	$879,845	$1,938,912	$0	$2,180,670	$98,860	$0	$10,330,787	$4,876,116
Giovanni Caforio, M.D.(11)	$5,232,500	$797,250	$2,680,514	$2,105,193	$0	$68,016	$90,326	$10,973,799	$4,451,440
Sandra Leung	$4,573,355	$254,748	$5,293,793	$6,153,540	$5,454,669	$69,139	$107,341	$21,906,585	$8,270,710

(1)
For voluntary termination for good reason and involuntary termination, severance is equal to 2 times base salary. For change in control, severance is equal to 2.99 times base salary plus target bonus.

(2)
For involuntary termination, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested units.

(3)
For involuntary termination, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested units. The payout factor applied is equal to the 10-day average closing price on December 31, 2013 divided by the 10-day average closing price on the grant date.

(4)
For both involuntary termination and change in control, represents actual payout of the three tranches of the 2011-2013 award, actual payout of the first and second tranches of the 2012-2014 award, and actual payout of the first tranche of the 2013-2015 award.

(5)
Values as of December 31, 2013 based on the closing stock price of $53.15 on that day.

(6)
Reflects Retirement Income Plan and Benefit Equalization Plan. Change-in-control values include special early retirement subsidy and additional years of credited service and age.

(7)
For voluntary termination for good reason and involuntary termination, reflects health care benefit continuation through the severance period. For change in control, represents continuation of health care benefits for 3 years.

(8)
Reflects cost to the company for providing retiree medical benefits. For change in control, includes additional years of credited service and age.

(9)
Reflects the gross-up our Named Executive Officers are eligible for under the change-in-control agreements. The excise tax amount on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes, and the excise tax. Includes Federal income tax of 39.6%, excise tax of 20%, relevant state taxes, Medicare tax of 2.35% and a tax of 1.03% to reflect amount attributable to the phase-out of itemized deductions. These estimates do not take into account any mitigation for payments which could be shown (under the facts and circumstances) not to be contingent on a change in control or for any payments made in consideration of non-compete agreements or as reasonable compensation.

(10)
These Named Executive Officers are retirement-eligible under our stock plans and therefore are entitled to the following benefits, which are generally available to all retirement eligible participants in our stock plans:

(1)
a pro-rata portion of restricted stock units held for one year from the grant date;

(2)
a pro-rata portion of market share units held for one year from the grant date, subject to performance provisions; and

(3)
a pro-rata performance share unit award payment (earned performance share units for the years prior to the retirement and pro-rata performance share units for the year of retirement based on days worked) for awards held for one year from the grant date.

(11)
Dr. Caforio is not a participant in any of the company's pension plans.

(12)
These Named Executive Officers are retirement-eligible under our stock plans and therefore the number of units used to calculate the change-in-control value reflects:

•
Restricted Stock Units—The difference between a pro-rata portion of restricted stock units held for one year from the grant date and all unvested restricted stock units including units held less than one year.

•
Market Share Units—The difference between a pro-rata portion of market share units held for one year from the grant date and all unvested market share units including units held less than one year from the grant date, subject to performance provisions.

      The following information presents the post-termination benefits for Dr. Sigal and Ms. Cazala in connection with their terminations. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis or are vested benefits, we have not quantified the value of these payments or benefits.

Elliott Sigal, M.D., Ph.D.

      Dr. Sigal retired from the company on June 30, 2013. In accordance with our various benefit plans and compensation programs, Dr. Sigal was entitled to and received the following benefits on account of his retirement:

  •
  Pension benefits under the Retirement Income Plan and Retirement Income Plan—Benefit Equalization Plan.

  •
  Savings plan benefits under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

  •
  The opportunity to receive a pro rata payout of his 2013 annual incentive award.

  •
  The balance of the original option term to exercise vested options.

  •
  The opportunity to receive pro rata distributions from restricted stock unit and long-term incentive awards that have been outstanding for more than a year, assuming performance thresholds are met in the case of the long-term incentive awards. Awards that were outstanding for less than one year lapsed and were forfeited.

  •
  Access to retiree medical benefits on the same terms as other retirees on a partially subsidized basis, as well as post-retirement life-insurance benefits.

      Additionally, on May 7, 2013 the Board approved the acceleration of the final tranches of Dr. Sigal's unvested restricted stock unit awards scheduled to vest in March 2014 as of his retirement date. As a result of the acceleration, Dr. Sigal received 31,376 shares of our common stock with an incremental fair value of $1.4 million.

Beatrice Cazala

      As previously announced, Ms. Cazala ceased to serve as an executive officer of the company on November 13, 2013 and was going to transition to a new role. As part of that transition, in January 2014, we terminated Ms. Cazala's employment letter agreement, dated as of February 11, 2011, covering her long-term U.S. assignment, resulting in the automatic reinstatement of her suspended French employment contract with our French subsidiary Bristol-Myers Squibb SARL. Ms. Cazala was offered a position in France which she has declined and, as a result, her French contract is being terminated effective as of June 9, 2014, her separation date.

      In connection with Ms. Cazala's departure, the company and our French subsidiary have entered into a Settlement Agreement and General Release with Ms. Cazala, effective as of February 14, 2014. Pursuant to the agreement, Ms. Cazala remains an active employee in the United States in the position of Executive Vice President through her separation date at her current salary and she will continue to be eligible to participate in all applicable benefit plans. She received her 2013 annual incentive award and remains eligible for the continued vesting of all previously awarded but unvested stock unit awards in accordance with the applicable plan documents. Ms. Cazala is not eligible for 2014 annual or long-term incentive awards.

      Ms. Cazala will receive the following benefits to which she is entitled consistent with her French employment contract and all applicable benefit plans as an employee who is retirement eligible and involuntarily terminated without cause and who executes a general release:

  •
  A gross cash severance payment of approximately $3 million under the Pharmaceutical Industries collective bargaining agreement applicable to the employees of our French subsidiary.

  •
  Pension benefits under the Retirement Income Plan, Retirement Income Plan—Benefit Equalization Plan and Supplementary Pension Plan.

  •
  Savings plan benefits under the Savings and Investment Program.

  •
  The opportunity to receive pro rata distributions from restricted stock unit and long-term incentive awards that have been outstanding for more than a year, assuming performance thresholds are met in the case of the long-term incentive awards. Awards that have been outstanding for less than one year will lapse and be forfeited.

  •
  Access to retiree medical benefits on the same terms as other retirees on a partially subsidized basis as well as post-retirement life-insurance benefits.

      Under the Agreement, Ms. Cazala also received in February 2014 an aggregate of $1.15 million in settlement of any claims Ms. Cazala may have had against the company or our French Subsidiary. Ms. Cazala will be entitled to the following payments in connection with her signing another general release prior to her termination:

  •
  $350,000 as consideration for her non-compete obligations.

  •
  An aggregate of $185,000 to cover Ms. Cazala's attorneys' fees, moving expenses, and tax preparation services.

      Additionally, under the agreement, Ms. Cazala has agreed to release any claims she may have against the company and our French subsidiary and any of their affiliates, subsidiaries, officers, directors, employees and agents, among others, except for those that may relate to the administration of any applicable benefit plan or those that cannot be lawfully waived. The agreement also contains covenants imposing on Ms. Cazala certain obligations with respect to confidentiality, proprietary information and non-disparagement, and restricting her ability to engage in certain activities in competition with the company for a period of six months after her separation date. Ms. Cazala has agreed to cooperate and to generally make herself available in connection with any investigation or legal proceedings involving, or any matter that relates to her employment with, the company or our French subsidiary.

      Following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

      The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination unless the applicable plan or award agreement provides otherwise.

Voluntary Termination for Good Reason

      Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they voluntarily terminate their employment for "good reason," where "good reason" is defined as:

  •
  The executive's monthly base salary is reduced;

  •
  The executive's grade level is reduced resulting in a material diminution of the executive's authority, duties, or responsibilities; or

  •
  The location of the executive's job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company's relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

      A terminated executive who signs a general release will be eligible for the following:

  •
  Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

  •
  Continuation of medical, dental and life insurance benefits; and

  •
  Outplacement services.

Retirement and Death

      The following benefits are generally available to all salaried employees including the Named Executive Officers:

  Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period.

  Stock Options—Employees are eligible for accelerated vesting of stock options held at least one year from the grant date and have the full term to exercise vested stock options. Upon retirement, exercise thresholds, as described in the Outstanding Equity Awards Table, remain in effect, where applicable. Upon death, exercise thresholds lapse. All outstanding options held by our employees are vested as of December 31, 2013.

  Restricted Stock Units—Employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Restricted Stock Units held for at least one year will have vested in full prior to their retirement or death.

  Market Share Units—Employees are eligible to vest in a pro-rata portion of market share unit awards held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Market Share Units held for at least one year will vest in full upon their retirement or death; subject to performance provisions.

  Performance Share Units—If at least one year from the beginning of the three-year performance cycle of a performance share unit award has passed, employees are eligible to vest (1) in any performance share units for which the performance year has been completed before the employee's retirement or death and (2) in a proportionate amount of the performance share units for the performance year during which the employee retires or dies, subject to performance provisions.

  Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan.

  Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan, as well as a pro-rata annual and transition (if applicable) contribution on eligible compensation paid in the year of separation from service or death.

  Post-Retirement Medical and Life Insurance—Employees age 55 or older with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

      The following benefits are generally available to all salaried employees including the Named Executive Officers:

  Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, or the employee's age plus years of service equal or exceed 70, and the employee has at least 10 years of service, the employee is eligible for a pro-rata award based on the number of months worked in the performance period.

  Stock Options—Upon signing a general release, an employee is eligible for accelerated vesting of stock options held at least one year from the grant date and has three months to exercise. If an employee is eligible to retire, or the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. Exercise thresholds, as described in the Outstanding Equity Awards Table, remain in effect, where applicable. All outstanding options held by our employees are vested as of December 31, 2013.

  Restricted Stock Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested Restricted Stock Units held for at least one year will have vested in full prior to their involuntary termination not for cause.

  Market Share Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of unvested market share unit awards held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested Market Share Units held for at least one year will vest in full upon their involuntary termination not for cause; subject to performance provisions.

  Performance Share Units—If at least one year from the beginning of the three-year performance cycle of a performance share unit award has passed and upon signing a general release,

  employees are eligible to vest (1) in any performance share units for which the performance year has been completed before the employee's involuntary termination not for cause and (2) in a proportionate amount of the performance share units for the performance year during which the employee is involuntarily terminated not for cause, subject to performance provisions.

  Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan. If the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable following termination of employment based upon enhanced adjustment factors similar to those applied to employees eligible for early retirement.

  Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan. If the employee is involuntarily terminated not for cause on or after September 30th and the employee signs a general release, or the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for a pro-rata annual and transition (if applicable) contribution based on eligible compensation paid in the year of separation from service.

  Post-Retirement Medical Insurance—If the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage beyond the severance and COBRA period, as long as no other group medical coverage is available, without company subsidy until age 55. At age 55, they become eligible for company-subsidized, post-retirement medical benefits starting at age 55.

      Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they are involuntarily terminated not for "cause," where "cause" is defined as:

  •
  failure or refusal by the executive to substantially perform his or her duties (except where the failure results from incapacity due to disability); or

  •
  severe misconduct or engaging in an activity, which may include a failure to take action, deemed detrimental to the interests of the company including, but not limited to, acts involving dishonesty, violation of company policies, violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

      A terminated executive who signs a general release will be eligible for the following:

  •
  Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

  •
  Continuation of medical, dental and life insurance benefits; and

  •
  Outplacement services.

Change in Control

      As disclosed in the CD&A, the company has entered into change-in-control agreements with certain senior executives, including all of the Named Executive Officers. The current agreements will expire on December 31, 2014, and may be extended with revisions, as appropriate, beginning on January 1, 2015, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year.

      To trigger benefits, there must be both a change in control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for 36 months following a change in control for executives who became eligible for change-in-control benefits prior to September 1, 2010 (including all of the Named Executive Officers), or 24 months following a change in control for executives who became eligible for change-in-control benefits after September 1, 2010.

      "Change in Control" means the earliest to occur of any one of the following dates:

  (i)
  The date any Person (as defined in Section 13(d)(3) of the Securities Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

  (ii)
  The date of consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company's then outstanding securities;

  (iii)
  The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company's assets; or

  (iv)
  The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company's stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

      Each of our Named Executive Officers is eligible to receive the following benefits if he or she is terminated in connection with a change in control:

  •
  A cash payment equal to 2.99 years of base salary plus target bonus.

  •
  Payout of any outstanding performance share units for which the performance year has been completed before the change in control and a payout of a proportionate amount of the target performance share units for the performance year during which the change in control occurs.

  •
  Payout of annual bonus on a pro-rata basis at target.

  •
  Vesting of unvested market share units, subject to performance provisions, including units held less than one year.

  •
  Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

  •
  Vesting of restricted stock units, including units held less than one year.

  •
  Three additional years of service and age for pension purposes and eligibility for the plan's early retirement subsidy if the executive's age and service fall below the normal eligibility threshold (i.e., 55 years old with at least 10 years of service). As of September 1, 2010, we no longer provide any pension subsidy or enhancement for newly eligible executives. In lieu of such subsidy or enhancement, we provide under the non-qualified savings plan a continuation of company matching contributions and automatic year-end contributions equal to the length of the severance period.

  •
  Eligibility for retiree medical benefits based on three years additional age and service.

  •
  Continuation of health benefits for three years.

  •
  Vesting of unvested match in the company's savings plans.

  •
  Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Internal Revenue Code. As of September 1, 2010, we no longer gross up compensation on excess parachute payments for newly eligible executives.

  •
  Payment of any reasonable legal fees incurred to enforce the agreement.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

      Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee's appointment of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for the year 2014. The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent registered public accounting firm is in the best interests of the company and its stockholders. As a matter of good corporate governance, we are asking stockholders to ratify such appointment. In the event our stockholders fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider such appointment. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our stockholders.

      The Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fee of our independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm's lead engagement partner every five years, the Audit Committee and its chairperson participate in the process for the selection of D&T's new lead engagement partner.

      Representatives from D&T will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

      The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb's independent registered public accounting firm for 2014.

 Audit and Non-Audit Fees

      The following table presents aggregate fees for professional audit services rendered by D&T for the years ended December 31, 2013 and 2012 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods.

	2012	2013
	(in millions)
Audit	$11.43	$10.98
Audit Related	1.61	1.21
Tax	7.33	7.40
All Other	0.05	0.66

Total	$20.42	$20.25

      Audit fees for 2012 and 2013 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, and of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, and assistance with review of documents filed with the SEC.

      Audit Related fees for 2012 and 2013 were primarily for agreed-upon procedures, special purpose financial statement audits, due diligence related to acquisitions, and other audit-related services that are not required by statute or regulation.

      Tax fees for 2012 and 2013 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with tax audits and appeals, advice related to acquisitions, preparation of individual income tax returns (excluding those of executive officers) and consultations relating to our international compensation matters, and requests for rulings or technical advice from tax authorities.

      All Other fees for 2012 and 2013 related to subscription fees to an accounting and reporting research library and a pharmaceutical alliance database, as well as surveys, benchmarking, commercial strategy and training programs.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

      The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year's audit, a schedule of the aggregate of services expected to be rendered during that year for each of the four categories of services described above is submitted to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

      The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

      As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company's website.

      Management has primary responsibility for the company's financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Bristol-Myers Squibb's consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T's auditing process on behalf of the Board of Directors.

      As part of the oversight of the company's financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to auditing standards adopted by the PCAOB.

      In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence", and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have determined that D&T's provision of non-audit services in 2013 was compatible with, and did not impair, its independence. We have also received written materials addressing D&T's internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

      We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss their evaluations of the company's internal control over financial reporting, and the overall quality of the company's financial reporting.

      Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2013 be included in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

      In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member's ability to act independently.

The Audit Committee

      Alan J. Lacy, Chair
      Laurie H. Glimcher, M.D.
      Michael Grobstein
      Gerald L. Storch

 ITEM 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

      As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing stockholders the opportunity to advise the Compensation and Management Development Committee and the Board of Directors regarding the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis (CD&A) section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on page 27. Accordingly, we are requesting your nonbinding vote on the following resolution:

    "RESOLVED, that the stockholders of Bristol-Myers Squibb Company approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company's 2014 Proxy Statement."

      Our executive compensation programs are designed to enable us to attract and retain talented employees capable of leading our business in the highly complex and competitive business environment in which we operate. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders' long-term interests. A significant portion of each executive's pay depends on his or her individual performance against financial and operational objectives as well as key behaviors. In addition, a substantial portion of an executive's compensation is in the form of equity awards that tie the executive's compensation directly to creating stockholder value and achieving financial and operational results.

      At our annual meeting of stockholders held in May 2013, approximately 96.1% of the votes cast on the proposal at that meeting voted in favor of the proposal. The Committee believes this affirms stockholders' support of the company's approach to executive compensation. Nevertheless, as disclosed in more detail on page 43, the Committee implemented some enhancements to our annual and long-term incentive programs to mitigate the overlap of performance metrics between those two programs and to further align the interests of our executives with the interests of our stockholders.

      We strongly urge you to read the CD&A, which describes our compensation program in greater detail. Highlights include:

  •
  our pay-for-performance philosophy;

  •
  3-year and 5-year total shareholder return that exceeded our peer group average and the S&P 500 Index;

  •
  annual and long-term incentives that are 100% performance-based;

  •
  requiring a significant portion of an executive's compensation to be at risk and tied to the creation of shareholder value;

  •
  having robust share ownership and share retention guidelines and prohibiting speculative and hedging transactions;

  •
  appropriately mitigating risks through the use of various measures described in more detail beginning on page 11;

  •
  having a program designed to support and enhance both company performance and our evolving strategy;

  •
  recoupment and clawback policies;

  •
  generally not providing perquisites;

  •
  no tax gross-ups in our change-in-control agreements for executives who became eligible for change-in-control benefits after September 1, 2010; and

  •
  change-in-control agreements requiring a "double-trigger" before any payments are made to an executive.

      We value input from our stockholders as expressed through their votes and other communications. As an advisory vote, this proposal is not binding on the company. However, consistent with our record of shareholder responsiveness, the Compensation and Management Development Committee will consider the outcome of the vote when making future executive compensation decisions.

      Accordingly, the Board of Directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers.

 Equity Compensation Plan Information

      The following table summarizes information concerning the company's equity compensation plans and outstanding and exercisable options as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in millions)		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	35.2	(1)	$22.87	(1)	114.4
Equity compensation plans not approved by security holders(2)	0.1		$25.39		28.4

	35.3		$22.88		142.8

(1)
The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of outstanding restricted stock units, market share units or performance share units which have no exercise price. At December 31, 2013, there were a total of approximately 6.6 million shares subject to restricted stock units, approximately 1.8 million shares subject to market share units and approximately 3.8 million shares subject to performance share units.

(2)
No awards have been granted under this plan since 2006 and no future awards will be made under this plan.

STOCKHOLDER PROPOSALS

      We expect the following stockholder proposal (Item 4) to be presented at the 2014 Annual Meeting. The Board of Directors is not recommending a vote "FOR" or "AGAINST" Item 4 for the policy reasons as set forth following the proposal. The stock holdings of the proponent will be provided upon request to the Corporate Secretary of Bristol-Myers Squibb.

ITEM 4—STOCKHOLDER PROPOSAL ON SIMPLE MAJORITY VOTE

      The proponent of this resolution is Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, New York 11021.

      RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes the 75% provision in our Charter.

      Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.

      This proposal topic won 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 74%-shareholder majority.

      This proposal should also be more favorably evaluated due to our Company's clearly improvable environmental, social and corporate governance performance as reported in 2013:

      In regard to executive pay there was $17 million for Lamberto Andreotti. GMI Ratings, an independent investment research firm, said Bristol-Myers could give long-term incentive pay to our CEO for below-median performance. Unvested equity pay would not lapse upon CEO termination.

      Lead Director Lewis Campbell had 15-years independence-detracting tenure and received our highest negative votes—into double digits. Togo West chaired our executive pay committee. Mr. West's resume included director experience at Krispy Kreme and AbitibiBowater leading up to their bankruptcies. We also had a long-tenured former CEO on our executive pay committee, Lewis Campbell. A former CEO on an executive pay committee is a practice not associated with moderation.

      Bristol-Myers admitted the SEC had launched an investigation under the Foreign Corrupt Practices Act into its sales and marketing practices in various countries. Louisiana Attorney General James Caldwell's office said Bristol Myers [sic] would pay $7 million to resolve allegations they misreported drug price information to the state's Medicaid program.

      GMI said there were forensic accounting ratios related to asset-liability valuation that had extreme values either relative to industry peers or to the company's own history. GMI said BMY was rated as having Very Aggressive Accounting & Governance Risk. This indicated higher accounting and governance risk than 96% of companies. Bristol-Myers had a higher shareholder class action litigation risk than 99% of all rated companies.

      Returning to the core topic of this proposal from the context of our clearly improvable corporate climate, please vote to protect shareholder value:

Simple Majority Vote—Proposal 4

Board of Directors' Position

      The Board of Directors is not recommending a vote "FOR" or "AGAINST" this proposal for the following reasons:

      Our Board believes that generally, our governing documents should not contain supermajority voting provisions. At our 2010 Annual Meeting, the Board, in its continuing review of corporate governance best practices and after careful consideration, asked our stockholders to approve amendments to our Amended and Restated Certificate of Incorporation to remove all of the supermajority voting requirements remaining in our Certificate. These requirements consisted of a provision applicable to our common stockholders that required a vote of at least 75% of the holders of our outstanding stock to eliminate the annual election of directors and approve a classified Board structure, as well as two provisions applicable to our preferred stockholders that require a two-thirds vote of preferred stock on any proposed amendments to the Certificate or by-laws that would materially alter the existing provisions or powers, preferences or rights of the preferred stock.

      The proposal to remove the 75% supermajority voting provision applicable to common stockholders referenced in the above proposal and the prior paragraph was approved, and we made the applicable state filings to remove this provision from our Certificate. However, the proposal to remove the supermajority voting provisions applicable to preferred stockholders was not approved because less than two-thirds of the outstanding preferred shares voted in favor of the proposal as required by our Amended and Restated Certificate of Incorporation. In view of the stockholder vote in 2010, the Board has decided not to take a position for or against the stockholder resolution this year so it can better assess stockholder interest in this issue. Our Bylaws do not have any supermajority voting provisions.

      Accordingly, the Board of Directors is not recommending a vote "FOR" or "AGAINST" this proposal.

 OTHER MATTERS

Advance Notice Procedures

      As set forth in our Bylaws, if you wish to propose any action, including the nomination of directors, at next year's annual meeting, you must deliver notice to BMS containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days before the anniversary of the prior year's annual meeting. For our 2015 Annual Meeting, we must receive this notice between January 6, 2015 and February 5, 2015. These requirements are separate and distinct from the SEC requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement. For further information on how a stockholder may nominate a candidate to serve as a director, please see page 12.

      Our Bylaws are available on our website at www.bms.com/ourcompany/governance. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary.

2015 Stockholder Proposals

      Stockholder proposals relating to our 2015 Annual Meeting of Stockholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary, no later than November 19, 2014. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Stockholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a stockholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to stockholders.

*
Indicates, in this Proxy Statement, brand names of products, which are registered trademarks not owned by BMS or its subsidiaries. Avapro/Avalide (known in the EU as Aprovel/Karvea) and Plavix are trademarks of Sanofi.

EXHIBIT A

Categorical Standards of Independence

      In determining director independence, the Board has adopted the following categorical standards to assist it in determining which relationships will be considered immaterial:

a)
an immediate family member of the director is or has been employed by the Company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the Company;

b)
more than three years has elapsed since: i) the director was employed by the Company; ii) an immediate family member of the director was employed by the Company as an executive officer; or iii) an executive officer of the Company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)
the director, or an immediate family member of the director, received, in any twelve-month period within the last three years, $120,000 or less in direct compensation from the Company (other than director's fees or compensation that was deferred for prior service with the Company);

d)
more than three years has elapsed since i) the director has been a partner with or employed by the Company's independent auditor or ii) an immediate family member personally worked on the Company's audit as a partner or employee of the Company's independent auditor;

e)
the director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the Company's audit;

f)
the director of the Company, or an immediate family member of a director, is a director, an executive officer or an employee of another company that makes payment to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year within the preceding three years, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues;

g)
the director of the Company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the Company for property or services; and

h)
the director of the Company is a director, executive officer, trustee or equivalent of a charitable organization or non-profit organization, and the Company's, or the Bristol-Myers Squibb Foundation's discretionary charitable contributions to the organization, in the aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization's consolidated gross revenues.

A-1

DIRECTIONS TO OUR PLAINSBORO OFFICE AT
777 SCUDDERS MILL ROAD
PLAINSBORO, NJ 08536

By Car:

From New York:

  Take the Lincoln Tunnel.
  Take the New Jersey Turnpike South/Newark Exit.
  Exit Left onto I-95 South.
  Merge onto NJ-18 North Via Exit 9 toward US-1/New Brunswick/Princeton.
  Merge onto US-1 South toward Trenton.
  Take ramp onto Scudders Mill Rd.
  Our offices are approximately 1 1/2 mile on the left side of the road.

From Philadelphia:

  Take I-95 North.
  Merge onto US-1 North via Exit 67A toward New Brunswick.
  Turn Slight Right onto Scudders Mill Road.
  Our offices are approximately 1 1/2 mile on the left side of the road.

By Train:

      New Jersey Transit and Amtrak train service is available to Princeton Junction, New Jersey. Our Plainsboro office is approximately a 10 minute car drive from the station.

Parking:

      Free parking for stockholders attending the 2014 Annual Meeting is available. Please go directly to the parking area reserved for stockholders.

Y O U R        V O T E        I S        I M P O R T A  N T
P L E A S E        V O T E        Y O U R        P R O X  Y

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, May 1, 2014 for shares in employee benefit plans or (ii) Monday, May 5, 2014 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote the shares. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, May 1, 2014 for shares in employee benefit plans or (ii) Monday, May 5, 2014 for all other shares. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy by April 28, 2014 to ensure timely receipt of your proxy. P.O. BOX 4000 PRINCETON, NJ 08540 M67649-P49593-Z62610 BRISTOL-MYERS SQUIBB COMPANY THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR UNDER ITEM 1. 1. Election of Directors For Against Abstain Nominees: ! ! ! 1A) L. Andreotti ! ! ! Against For Abstain THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 2 AND 3. 1B) L. B. Campbell ! ! ! ! ! ! 1C) J. M. Cornelius 2. Ratification of the Appointment of Independent Registered Public Accounting Firm. ! ! ! 1D) L. H. Glimcher, M.D. ! ! ! ! ! ! 1E) M. Grobstein 3. Advisory Vote to Approve the Compensation of our Named Executive Officers. ! ! ! 1F) A. J. Lacy THE BOARD OF DIRECTORS IS NOT RECOMMENDING A VOTE “FOR” OR “AGAINST” ITEM 4. ! ! ! For Against Abstain 1G) T. J. Lynch, Jr., M.D. ! ! ! ! ! ! 1H) D. C. Paliwal 4. Simple Majority Vote. ! ! ! 1I) V. L. Sato, Ph.D. ! ! ! 1J) G. L. Storch ! ! ! 1K) T. D. West, Jr. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. Yes No Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

ADMISSION TICKET 2014 Annual Meeting of Stockholders Tuesday, May 6, 2014 10:00 A.M. Bristol-Myers Squibb Company 777 Scudders Mill Road Plainsboro, New Jersey PHOTO IDENTIFICATION WILL BE REQUIRED This is your admission ticket to the meeting. This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable. Bristol-Myers Squibb Company is located at 777 Scudders Mill Road, Plainsboro, New Jersey. Directions to the facility can be found on the inside back cover of the Proxy Statement or you can call the company at 609-897-2000. Free parking for stockholders attending the 2014 Annual Meeting is available at Bristol-Myers Squibb. Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting: The Notice of 2014 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. M67650-P49593-Z62610 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 6, 2014 The undersigned hereby appoints Lamberto Andreotti, Charles Bancroft, and Sandra Leung, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on May 6, 2014 at 10:00 A.M., and at any adjournments or postponements thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after May 1, 2014, the Trustee will vote the shares in the same proportion as to which it has received instructions. When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2 and 3 and to ABSTAIN on Item 4. The full text of the items and the position of the Board of Directors on each appear in the Proxy Statement and should be reviewed prior to voting. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)